Exhibit 10.1


                                 $125,000,000



                  AMENDED AND RESTATED SECURED SUPER-PRIORITY
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                           Dated as of May 27, 2005
                                     among



                               FRIEDMAN'S INC.,
                      A DEBTOR AND DEBTOR IN POSSESSION,
                                  as Borrower

                                      and

                THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,
                   EACH, A DEBTOR AND DEBTOR IN POSSESSION,
                           as Subsidiary Guarantors

                                      and

                     THE LENDERS AND ISSUERS PARTY HERETO
                                      and

                              CITICORP USA, INC.,
                            as Administrative Agent
                                     * * *
                        CITIGROUP GLOBAL MARKETS INC.,
                  as Sole Lead Arranger and Sole Book Runner





                          WEIL, GOTSHAL & MANGES LLP
                               767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119

                  THIS AMENDED AND RESTATED SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT, dated as of May 27, 2005, among FRIEDMAN'S INC., a Delaware corporation and a debtor and debtor in possession under chapter 11 of the Bankruptcy Code (as defined below) (the "Borrower"), the Subsidiaries (as defined below) of the Borrower listed on the signature pages hereof, each, a debtor and debtor in possession under chapter 11 of the Bankruptcy Code, as Subsidiary Guarantors (the "Subsidiary Guarantors"), the Lenders (as defined below), the Issuers (as defined below) and CITICORP USA, INC. ("Citicorp"), as administrative agent for the Lenders and the Issuers (in such capacity, the "Administrative Agent"), amends and restates in its entirety the Original DIP Credit Agreement (as defined below).

                             W I T N E S S E T H:

                  WHEREAS, on January 14, 2005 (the "Petition Date"), the Borrower and the Subsidiary Guarantors each filed a voluntary petition for relief (collectively, the "Cases") under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Georgia (the "Bankruptcy Court"); and

                  WHEREAS, the Borrower and the Subsidiary Guarantors are continuing to operate their respective businesses and manage their respective properties as debtors in possession under sections 1107 and 1108 of the Bankruptcy Code; and

                  WHEREAS, the Borrower, the Subsidiary Guarantors, the Lenders and Issuers party thereto and the Administrative Agent are parties to the Secured Super-Priority Debtor In Possession Revolving Credit Agreement, dated as of January 31, 2005, as amended by Amendment No. 1 dated as of February 25, 2005 (as the same may be further amended, modified, or supplemented prior to the date hereof, the "Original DIP Credit Agreement"), pursuant to which the Lenders and the Issuers provided a secured super priority revolving credit and letter of credit facility of up to $125,000,000 in order to fund the continued operation of the Borrower's and the Subsidiary Guarantors' businesses as debtors and debtors in possession under the Bankruptcy Code; and

                  WHEREAS, the Borrower has requested an amendment and restatement of the Original DIP Credit Agreement to, among other things, establish a term loan facility in an aggregate principal face amount of up to $25,500,000, with a corresponding permanent reduction of the Revolving Credit Commitments by such amount; and

                  WHEREAS, the Lenders, the Issuers and the Administrative Agent are willing to amend and restate the Original DIP Credit Agreement upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, (a) this Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Original DIP Credit Agreement in its entirety as of the Effective Date, (b) this Agreement shall not constitute a novation of the security interests, obligations and liabilities existing under the Original DIP Credit Agreement or evidence payment of all or any of such obligations and liabilities and (c) from and after the Effective Date, the Original DIP Credit Agreement shall be of no further force or effect, except to evidence the Obligations (as defined therein) incurred, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the Effective Date;

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE I

               DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

                  SECTION 1.1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Account" has the meaning given to such term in the UCC.

                  "Account Debtor" has the meaning given to such term in the UCC.

                  "Additional Pledged Collateral" means all shares of, limited and/or general partnership interests in, and limited liability company interests in, and all securities convertible into, and warrants, options and other rights to purchase or otherwise acquire, stock of, either (i) any Person that, after the date of this Agreement, as a result of any occurrence, becomes a direct Subsidiary of any Loan Party or (ii) any issuer of Pledged Stock, any Partnership or any LLC that are acquired by any Loan Party after the date hereof; all certificates or other instruments representing any of the foregoing; all Security Entitlements of any Loan Party in respect of any of the foregoing; all additional indebtedness from time to time owed to any Loan Party by any obligor on the Pledged Notes and the instruments evidencing such indebtedness; and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Additional Pledged Collateral may be General Intangibles or Investment Property.

                  "Affected Lender" has the meaning specified in Section 2.17 (Substitution of Lenders).

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent Affiliate" has the meaning specified in Section 12.3(c) (Posting of Approved Electronic Communications).

                  "Agreement" means this Amended and Restated Secured Super Priority Debtor In Possession Credit Agreement.

                  "Amended and Restated DIP Order" means an order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code, approving this Agreement and the other Loan Documents and authorizing the incurrence by the Loan Parties of permanent post-petition secured and super-priority Indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, and which is in form and substance satisfactory to the Administrative Agent in its sole discretion, and the Requisite Revolving Credit Lenders and Requisite Term Loan Lenders.

                  "Applicable Lending Office" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

                  "Applicable Margin" means, with respect to (a) Revolving Loans and Swing Loans maintained as (i) Base Rate Loans, a rate equal to 1.50% per annum and (ii) Eurodollar Rate Loans, a rate equal to 2.50% per annum and
(b) Term Loans maintained as (i) Base Rate Loans, a rate equal to 6.50% per annum and (ii) Eurodollar Rate Loans, a rate equal to 7.50% per annum.


                  "Applicable Term Loan Repayment Fee" means, without duplication, (i) with respect to any prepayment or repayment of the Term Loans pursuant to Section 2.9(b) with respect to any Core 363 Sale, an amount that results in the Term Loan Lenders receiving, a cash fee equal to the difference between (a) the value of the New Common Equity (based on the POR Value of Equity) that the Term Loan Lenders would have received in a conversion of the original principal amount of the Term Loans pursuant to Section 2.19 herein and Section I(B)(b)(ii) of Schedule 2.19, if a Plan of Reorganization that is not a Harbert Sponsored Plan had been confirmed having a POR Value of Equity consistent with the equity valuation implied by such Core 363 Sale and (b) the original principal amount of the Term Loan; and (ii) in the case of any repayment of the Term Loans in cash pursuant to Sections 2.6(b), 2.19 or 9.2, or, subject to Section 2.19, any other repayment in full of the Term Loans in cash, a fee equal to 3% of the Term Loan Termination Amount, provided, however, that such percentage shall increase by an additional 1% of the Term Loan Termination Amount on the first Business Day of each calendar month, beginning August 1, 2005, until the date of payment, in which a Harbert Sponsored Plan has not been filed by the Borrower with the Bankruptcy Court.

                  "Applicable Unused Commitment Fee Rate" means 0.375% per annum.

                  "Approved Deposit Account" means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. "Approved Deposit Account" includes all monies on deposit in any such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

                  "Approved Electronic Communications" means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any joinder to this Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, "Approved Electronic Communication" shall exclude (x) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing,
(ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

                  "Approved Electronic Platform" has the meaning specified in
Section 12.3(a) (Posting of Approved Electronic Communications).

                  "Approved Fund" means any Fund that is advised or managed by
(a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

                  "Approved Securities Intermediary" means a Securities Intermediary or Commodity Intermediary selected or approved by the Administrative Agent.

                  "Arranger" means Citigroup Global Markets Inc., in its capacity as sole lead arranger and sole book runner.

                  "Asset Sale" has the meaning specified in Section 8.4 (Sale of Assets).

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

                  "Availability Reserve" means, at any time the sum of: (a) the Carve-Out, (b) the amount of all adequate protection payments which are then due or will become due within the next fiscal month, (c) as of three Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent may from time to time establish against the Revolving Credit Facility (to the extent not reflected in the calculation of the Borrowing Base), in the Administrative Agent's sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions, in order either (i) to reserve for the payment of items necessary or desirable to preserve the value of the Collateral or the Administrative Agent's Lien thereon or (ii) to provide for the payment of unanticipated liabilities of any of the Loan Parties arising after the Initial Closing Date and (d) prior to the delivery of an Availability Reserve Certificate from a Responsible Officer of the Borrower to the Administrative Agent certifying that the Loan Parties have received commitments from a vendor group that are sufficiently large enough and on terms adequate to supply the Loan Parties' business plan requirements through the 2005 holiday season, $12,500,000.

                  "Availability Reserve Certificate" means a certificate in the form of Exhibit O (Form of Availability Reserve Certificate).

                  "Available Credit" means, at any time, (a) the lesser of (i) the then effective Revolving Credit Commitments and (ii) the Borrowing Base at such time, minus (b) the sum of (i) the aggregate Revolving Credit Outstandings at such time and (ii) the Availability Reserve in effect at such time.

                  "Avoidance Action" means all actions for preferences, fraudulent conveyances, and other avoidance power claims and any recoveries under clause (b) of Section 552, clause (c) of Section 506 and Sections 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, and all monies and other property of any kind received therefrom.

                  "Bailee's Letter" means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by any Person (other than a Loan Party) that is in possession of Inventory on behalf of a Loan Party pursuant to which such Person acknowledges, among other things, the Administrative Agent's Lien with respect thereto.

                  "Bankruptcy Code" means title 11, United States Code.

                  "Bankruptcy Court" is defined in the recitals to this Agreement or shall mean any other court having competent jurisdiction over the Cases.

                  "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

                  (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                  (b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum,
         (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

                  (c) 0.5% per annum plus the Federal Funds Rate.

                  "Base Rate Loan" means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

                  "Blockage Notice" has the meaning specified in each Deposit Account Control Agreement.

                  "Borrower" has the meaning specified in the preamble to this Agreement.

                  "Borrowing" means a Revolving Credit Borrowing or a Term Loan Borrowing.

                  "Borrowing Base" means, at any time, subject to any Eligibility Reserve then in effect, the sum of (a) the lesser of (i) 42.5% of the Net Balance of the Loan Parties' Eligible Installment Contracts (provided that the Administrative Agent may in its sole discretion (exercised reasonably and in accordance with customary business practices for its comparable asset based transactions) from time to time change such advance rate to a percentage not in excess of 42.5%, and each such change shall become effective three Business Days after written notice of such change from the Administrative Agent to the Borrower); and (ii) 85.0% of the Net Orderly Liquidation Value of the Loan Parties' Installment Contracts, and (b) 85.0% of the Net Orderly Liquidation Value of the Loan Parties' Eligible Inventory, as adjusted monthly in accordance with the most recent written appraisal of such Inventory delivered to the Administrative Agent pursuant to Section 6.11(b), minus any Borrowing Base Reserve in effect as such time.

                  "Borrowing Base Certificate" means a certificate of the Borrower substantially in the form of Exhibit F (Form of Borrowing Base Certificate).

                  "Borrowing Base Reserve" means, at any time, as of three Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent may from time to time establish against the Borrowing Base, in the Administrative Agent's sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions, in order to address an impairment of the value of the Collateral in the Borrowing Base or an impairment of the Administrative Agent's Lien thereon, including in any event the following: (a) a reserve for the consignment of goods purchased but not paid for unless the consignor thereof has agreed in writing in form and substance satisfactory to the Administrative Agent that such goods will be treated as owned by the applicable Loan Party and that such goods and the proceeds thereof are not subject to any Lien in favor of such consignor or claim of ownership by such consignor, (b) a reserve for the Loan Parties' gift certificate and layaway programs and (c) a reserve for any sales tax liability.

                  "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

                  "Capital Expenditures" means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

                  "Capital Lease" means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

                  "Capital Lease Obligations" means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

                  "Carve-Out" means claims of the following parties for the following amounts: (i) the unpaid fees of the U.S. Trustee or the Clerk of the Bankruptcy Court pursuant to 28 U.S.C. ss. 1930(a) and (ii) the aggregate allowed unpaid fees and expenses payable under sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to an order of the Bankruptcy Court by the Borrower, any Subsidiary Guarantor or any Committee not to exceed $3,000,000 in the aggregate; provided, however, that the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party, including the Borrower, any Subsidiary Guarantor or any Committee, in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Administrative Agent, the Lenders or the Issuers in their respective capacities as such, including challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations under the Facilities or the security interests and Liens of the Administrative Agent in respect thereof; and provided further, however, that (a) as long as no Event of Default shall have occurred and be continuing, the Borrower and each Subsidiary Guarantor shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and (b) professionals shall be able to apply retainers received by them prior to the Petition Date to their fees and expenses which are due and payable, and in each case, the same shall not reduce the Carve-Out.

                  "Cash Collateral Account" means the Cash Concentration Account and any other Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or their Subsidiaries or Affiliates or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account's purpose), (d) under the sole dominion and control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

                  "Cash Concentration Account" means the deposit account no. 3059-0515 (or such other deposit account as may be notified by the Administrative Agent to the Borrower) at Citibank, designated as "CUSA F/A/O FRIEDMAN'S INC. CONCENTRATION A/C", which account shall be under the sole dominion and control of the Administrative Agent.

                  "Cash Equivalents" means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least "A-1" by S&P or "P-1" by Moody's, (c) commercial paper of an issuer rated at least "A-1" by S&P or "P-1" by Moody's and (d) shares of any money market fund that
(i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets whose Dollar Equivalent exceeds $500,000,000 and (iii) is rated at least "A-1" by S&P or "P-1" by Moody's; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

                  "Cash Management Document" means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

                  "Cash Management Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the Initial Closing Date (regardless of whether these or similar services were provided prior to the Initial Closing Date by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys' fees and disbursements in connection therewith.

                  "Change of Control" means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) (other than Philip Ean Cohen or any of his Affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of Voting Stock of the Borrower in an amount sufficient to elect a majority of the Borrower's board of directors or (b) during any period of twelve consecutive calendar months occurring after the date hereof, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

                  "Chattel Paper" has the meaning given to such term in the UCC.

                  "Chief Executive Office" means the Borrower's headquarters located at 171 Crossroads Parkway, Savannah, Georgia.

                  "Citibank" means Citibank, N.A., a national banking association.

                  "Citicorp" has the meaning specified in the preamble to this Agreement.

                  "Claim" has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

                  "Code" means the Internal Revenue Code of 1986.

                  "Collateral" has the meaning specified in Section 11.1.

                  "Collateral Documents" means this Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

                  "Commercial Tort Claim" has the meaning given to such term in the UCC.

                  "Committee" means the official statutory committee of unsecured creditors approved in the Cases pursuant to section 1102 of the Bankruptcy Code.

                  "Commitment" means, with respect to any Lender, such Lender's Revolving Credit Commitment, if any, and such Lender's Term Loan Commitment, if any, and "Commitments" means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.

                  "Commodity Account" has the meaning given to such term in the UCC.

                  "Commodity Intermediary" has the meaning given to such term in the UCC.

                  "Compliance Certificate" has the meaning specified in
Section 6.1(c) (Financial Statements).

                  "Consent Order" means an order of the Bankruptcy Court approving the affirmative consent of the Borrower to the existing participation agreements entered into between Harbert and certain vendors of the Borrower and the transactions contemplated by such participation agreements including the assignment of such vendors' claims to Harbert upon the effective date of a Plan of Reorganization, and providing that such consent of the Borrower will become effective as to any vendor upon (i) the occurrence of the effective date of a Plan of Reorganization and (ii) such vendor having complied (unless waived by the Borrower in its sole discretion), as determined in the sole discretion of the Borrower (such discretion being subject, in certain circumstances, to arbitration by Harbart), with the terms and conditions of the vendor program attached to the motion to the Bankruptcy Court requesting approval of such consent and entry of such order, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, and which is in form and substance satisfactory to Harbert in its sole discretion.

                  "Consolidated" means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP, provided that in no event shall Crescent Jewelers, Inc. or any of its Subsidiaries be considered a Subsidiary of the Borrower for purposes of this definition (whether or not GAAP would require otherwise) unless the Borrower acquires more than 50% of the Voting Stock of such Person.

                  "Consolidated Net Income" means, for any Person for any period, the Consolidated net income (or loss) of such Person for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, and (c) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

                  "Constituent Documents" means, with respect to any Person,
(a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person's Stock.

                  "Contaminant" means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

                  "Contracts" has the meaning given to such term in the UCC.

                  "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

                  "Control Account" means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. "Control Account" includes all Financial Assets held in any such Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

                  "Core 363 Sale" shall mean any 363 Sale or 363 Sales of all or substantially all of the assets of the Loan Parties and their Subsidiaries, in a single transaction or a series of related transactions, on a going concern basis to any Person or Persons acting in concert other than to Harbert or its Affiliates.

                  "Corporate Chart" means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person's chief executive office (or sole place of business) and (d) the number of shares of each class of such Person's Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

                  "Copyrights" means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof and (b) the right to obtain all renewals thereof.

                  "Copyright Licenses" means any written agreement naming any Loan Party as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, create derivative works, manufacture, distribute, exploit and sell materials derived from any Copyright.

                  "Crescent Party" has the meaning specified in Schedule 1.1.

                  "Customary Permitted Liens" means, with respect to any Person, any of the following Liens:

                  (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

                  (b) deposits made (i) in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or (ii) to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), utilities, leases, and surety, appeal, customs or performance bonds and other similar obligations incurred in the ordinary course of business;

                  (c) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

                  (d) encumbrances arising under licenses or sub-licenses of Intellectual Property in the ordinary course of business to the extent such licenses or sub-licenses are permitted by Section 8.4(d);

                  (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

                  (f) a lessor's or consignor's rights in and to personal property leased or consigned to such Person in the ordinary course of such Person's business other than through a Capital Lease, including financing statements filed with respect thereto.

                  "Debt Issuance" means the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 8.1).

         "Default" means any event that with the passing of time or the giving of notice or both, would become an Event of Default.

                  "Deposit Account" has the meaning given to such term in the UCC.

                  "Deposit Account Bank" means a financial institution selected or approved by the Administrative Agent, such approval not to be unreasonably withheld.

                  "Deposit Account Control Agreement" means a letter agreement, substantially in the form of Exhibit K (Form of Deposit Account Control Agreement) (with such changes as may be agreed to by the Administrative Agent), executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution, or otherwise in form and substance satisfactory to the Administrative Agent.

                  "Discharge of Revolving Credit Obligations" shall mean (i) the payment in full in cash (or other consideration acceptable to the Administration Agent and each Revolving Credit Lender in their sole discretion) of all Revolving Credit Obligations and all Obligations then owed to the Administrative Agent (other than, in each case, (a) contingent indemnification obligations not then due and payable and (b) to the extent covered by clause (ii) below, Letter of Credit Obligations with respect to undrawn Letters of Credit), (ii) the termination of all Letters of Credit or the delivery to the Administrative Agent of cash collateral in an amount equal to 105% of the Letter of Credit Obligations for all outstanding Letters of Credit in the manner set forth in Section 9.3 and (iii) the termination of all Revolving Credit Commitments.

                  "Document" has the meaning given to such term in the UCC.

                  "Documentary Letter of Credit" means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

                  "Dollar Equivalent" of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in any lawful currency other than Dollars that is freely transferable into Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such currency and
(c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

                  "Dollars" and the sign "$" each mean the lawful money of the United States of America.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "Domestic Person" means any "United States person" under and as defined in Section 7701(a)(30) of the Code.

                  "Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

                  "EBITDAR" means, with respect to any Person for any period,
(a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses, (v) restructuring charges (including, without limitation, professional fees and disbursements) incurred in connection with the Cases, (vi) charges (including, without limitation, professional fees and disbursements) in connection with (A) any investigation or litigation commenced prior to the Petition Date, (B) any restatement of the Borrower's Consolidated financial statements for any period ending prior to the date hereof, (C) any restructuring of the credit department of the Loan Parties or (D) any store closure program pursuant to Permitted Transactions,
(vii) other charges constituting restructuring charges under GAAP, (viii) losses arising from the sale of any capital asset, (ix) losses arising from any write-down in the book value of any asset, (x) non-cash charges incurred in connection with or as part of any restatement of the Borrower's Consolidated financial statements for any period ending prior to the date hereof and (xi) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person and (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.

                  "Effective Date" has the meaning set forth in Section 3.1 hereto.

                  "Eligibility Reserves" means, effective as of three Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions, may from time to time establish against the gross amounts of Eligible Installment Contracts and Eligible Inventory, to reflect risks or contingencies arising after the Initial Closing Date which may affect any one or class of such items and which have not already been taken into account in the calculation of the Borrowing Base.

                  "Eligible Assignee" means (a) a Lender or an Affiliate or Approved Fund of any Lender; (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000; (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans, and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower); or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.

                  "Eligible Installment Contracts" means, for each Loan Party as of any date of determination and without duplication, those Installment Contracts that constitute Collateral; provided, however, that an Installment Contract shall not be an Eligible Installment Contract if any of the following shall be true:

                  (a) any Installment Contract which is (i) not subject to a perfected, first priority (subject only to the Carve-Out) Lien in favor of the Administrative Agent to secure the Secured Obligations,
         (ii) subject to any other Lien other than Liens securing Prepetition Secured Indebtedness; provided, however, that, with respect to clause
         (ii) only, all such Liens shall be on terms acceptable to the Administrative Agent, including with respect to the subordination of all such Liens to the Liens of the Administrative Agent, or (iii) evidences a transaction not in compliance with any Requirement of Law;

                  (b) any Installment Contract for which payment thereunder is doubtful or is determined to be uncollectible (including, without limitation, any Installment Contract under which any payment is more than thirty (30) days (or, at the sole discretion of the Administrative Agent exercised reasonably and in accordance with customary business practices for its comparable asset based transactions, sixty (60) days) past due on a "contractual" basis);

                  (c) any Installment Contract which is modified or rewritten in any respect materially adverse to such Loan Party or that impairs the value thereof;

                  (d) any Installment Contract with a term of more than twenty-four (24) months;

                  (e) any Installment Contract for which the obligations of the debtor thereunder are evidenced by a note, Chattel Paper, or other Instrument, unless the covenants set forth in this Agreement applicable to such note, Chattel Paper or Instrument have been complied with;

                  (f) any Installment Contract for which the debtor thereunder is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind or which has died or been declared judicially incompetent;

                  (g) any Installment Contract for which the debtor thereunder is located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in form and substance and from an institution acceptable to the Administrative Agent and with respect to which the letter-of-credit rights (as defined in the UCC) have been assigned to the Administrative Agent pursuant to documents in form and substance acceptable to the Administrative Agent);

                  (h) any Installment Contract which is contingent or which is subject to offset, discount, or deduction (in each case to the extent of such offset, discount, or deduction) or which is subject to any counterclaim, dispute, or other defense to payment (in each case to the extent of such counterclaim, dispute or other defense);

                  (i) any Installment Contract under which any Subsidiary, employee, or Affiliate of a Loan Party is the debtor;

                  (j) any Installment Contract representing a sale to the government of the United States or any subdivision thereof unless the Federal Assignment of Claims Act (or other similar Requirement of
         Law) has been complied with to the satisfaction of the Administrative Agent with respect to such Installment Contract;

                  (k) any Installment Contract with respect to which any of the representations, warranties, covenants, and agreements contained in the Loan Documents are not or have ceased to be complete and correct or have been breached;

                  (l) any Installment Contract which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

                  (m) any Installment Contract arising from a transaction which does not conform to the credit criteria of a Loan Party in effect at the time such Installment Contract is entered into;

                  (n) any Installment Contract owing from a debtor the Administrative Agent reasonably determines is not creditworthy;

                  (o) any Installment Contract under which the initial payment is more than forty-five (45) days from the original date of sale;

                  (p) any Installment Contract under which the merchandise purchased by the debtor has been repossessed or a Loan Party has demanded return of such merchandise;

                  (q) any Installment Contract arising in a transaction in which the goods covered thereby have not been delivered;

                  (r) any Installment Contract which has payment terms which are not fully amortizing within twenty-four (24) months after the date of sale with respect thereto;

                  (s) the portion of any Installment Contracts constituting unearned finance charges, unearned credit insurance premiums and unearned warranty premiums;

                  (t) the portion of any Installment Contracts constituting late fees;

                  (u) Installment Contracts originated at retail stores that have been subsequently closed, unless (i) the applicable customer is current on scheduled payments thereunder or (ii) the payments with respect thereto have been transferred to another retail store operated by a Loan Party; and

                  (v) any Installment Contract which fails to meet such other specifications and requirements as may from time to time be established by the Administrative Agent, on three Business Days' prior written notice thereof to the Borrower, in its sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions.

                  "Eligible Inventory" means, for each Loan Party as of any date of determination and without duplication, the lower of the aggregate book value (based on a FIFO or a moving average cost valuation, consistently applied) or fair market value of finished goods Inventory owned by such Loan Party, less reserves against Inventory shrinkage as are reasonably satisfactory to the Administrative Agent and other appropriate reserves determined in accordance with GAAP. Without limiting the foregoing, Eligible Inventory excludes in any event:

                  (a) Inventory which is (i) not subject to a perfected, first priority (subject only to the Carve-Out) Lien in favor of the Administrative Agent to secure the Secured Obligations or (ii) subject to any other Lien other than Liens securing Prepetition Secured Indebtedness and Liens permitted in clause (g) below; provided, however, that, with respect to clause (ii) only, all such Liens shall be on terms acceptable to the Administrative Agent, including with respect to the subordination of all such Liens to the Liens of the Administrative Agent;

                  (b) Inventory which is defective, or not in good or merchantable condition or fails to meet standards for sale or use imposed by governmental agencies, departments, or divisions having regulatory authority over such goods;

                  (c) Inventory which is not useable or salable at prices approximating its cost in the ordinary course of the business (including, without duplication, the amount of any reserves for obsolescence, unsalability, or decline in value);

                  (d) Inventory located outside of the United States or in transit (other than between locations operated by the Loan Parties);

                  (e) Inventory which is leased or held on sale and return, sale on approval, consignment, or other repurchase or return basis;

                  (f) Inventory that has been returned to a Loan Party unless such Inventory meets all of the other requirements of eligibility contained herein or repossessed by a Loan Party;

                  (g) Inventory that is located in a public warehouse or in possession of a bailee or in a facility leased by a Loan Party unless
         (i) the Liens and other rights of the applicable warehouseman, bailee, or lessor are subject to the automatic stay or fully subordinated to the Administrative Agent's Liens, (ii) the applicable warehouseman, bailee, or lessor shall have delivered to the Administrative Agent a Bailee's Letter or Landlord Waiver or (iii) a reserve shall have been established by the Administrative Agent with respect thereto;

                  (h) Inventory that is not finished goods or is raw materials, work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

                  (i) Inventory that is subject to a third party's trademark or other proprietary right, unless the Administrative Agent is satisfied that it could sell such Inventory on satisfactory terms during the existence of an Event of Default;

                  (j) Inventory which is to be returned to any vendor;

                  (k) any capitalized costs included in Inventory;

                  (l) Inventory designated as "credits and trades";

                  (m) Inventory in the possession of outside processors; and

                  (n) Inventory which fails to meet such other specifications and requirements as may from time to time be established by the Administrative Agent on three Business Days' prior written notice thereof to the Borrower, in its sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions.

                  "Entitlement Holder" has the meaning given to such term in the UCC.

                  "Entitlement Order" has the meaning given to such term in the UCC.

                  "Environmental Laws" means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss. 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. ss. 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. ss. 13:1K-6 et seq.).

                  "Environmental Liabilities and Costs" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

                  "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

                  "Equipment" has the meaning given to such term in the UCC.

                  "Equity Equivalents" has the meaning specified in Schedule
2.19.

                  "Equity Issuance" means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Subsidiary of the Borrower.

                  "ERISA" means the United States Employee Retirement Income Security Act of 1974.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414 (b),
(c), (m) or (o) of the Code.

                  "ERISA Event" means (a) a reportable event described in
Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan; (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan;
(h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate; or
(i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

                  "Eurodollar Base Rate" means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m., London time, two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "Eurodollar Rate" means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b) (i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

                  "Eurodollar Rate Loan" means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

                  "Event of Default" has the meaning specified in Section 9.1 (Events of Default).

                  "Existing Collateral Agent" means Bank of America, N.A., in its capacity as collateral agent under the Existing Credit Agreement, and its successors and assigns.

                  "Existing Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of September 7, 2004, among the Borrower, certain of its Subsidiaries party thereto, the institutions party thereto as lenders and issuing banks, Bank of America, N.A., as the revolving agent, Jewelry Investors II, L.L.C., as the term agent, and the Existing Collateral Agent.

                  "Facilities" means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Federal Reserve Board" means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

                  "Fee Letter" means the letter, dated as of January 24, 2005, addressed to the Borrower from Citicorp and the Arranger and accepted by the Borrower on January 25, 2005, with respect to certain fees to be paid from time to time to Citicorp and the Arranger.

                  "Final Order" means the order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code attached as Exhibit J, approving the Original DIP Credit Agreement and the other Loan Documents (as defined therein) and authorizing the incurrence by the Loan Parties of permanent post-petition secured and super-priority Indebtedness in accordance with the Original DIP Credit Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, except to the extent expressly provided in the Amended and Restated DIP Order.

                  "Financial Asset" has the meaning given to such term in the UCC.

                  "Financial Statements" means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Sections 4.4 (Financial Statements) and 6.1 (Financial Statements).

                  "First Day Orders" means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date or within five Business Days of the Petition Date.

                  "Fiscal Month" shall mean each of the twelve fiscal months of the Borrower, each of which ends on or about the last day of a calendar month.

                  "Fiscal Quarter" means each of the three-Fiscal Month periods ending on or about March 31, June 30, September 30 and December 31.

                  "Fiscal Year" means the twelve-Fiscal Month period ending on or about September 30.

                  "Fully Diluted Basis" has the meaning specified in Schedule 2.19.

                   "Fund" means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

                  "General Intangible" has the meaning given to such term in the UCC.

                  "Governmental Authority" means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

                  "Gross Installment Contract Payments" means, as of any date of determination with respect to each Installment Contract, the outstanding balance thereof including all unearned interest, premiums for insurance and product warranties, and other fees and charges, whether earned or unearned, owing by the debtor thereunder.

                  "Guaranty" means the guaranty of the Secured Obligations of the Borrower made by the Subsidiary Guarantors pursuant to Article X (Guaranty) of this Agreement.

                  "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement,
(iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

                  "Harbert" shall mean Harbert Distressed Investment Master Fund, Ltd.

                  "Harbert Sponsored Plan" has the meaning specified in
Schedule 2.19.

                   "Hedging Contracts" means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

                  "Indebtedness" of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers' acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables and other account payables and expense accruals incurred in the ordinary course of business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  "Indemnified Matter" has the meaning specified in Section
13.4 (Indemnities).

                  "Indemnitee" has the meaning specified in Section 13.4 (Indemnities).

                  "Initial Closing Date" means January 31, 2005.

                  "Installment Contract" means any loan agreement, installment sale contract, or other form of instrument or document evidencing obligations owing by a retail purchaser to a Loan Party with respect to financial accommodations provided by such Loan Party to such purchaser in connection with a sale of merchandise to such purchaser.

                  "Instrument" has the meaning given to such term in the UCC, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                  "Intellectual Property" means, collectively, all rights, priorities and privileges of any Loan Party relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Interest Period" means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option), and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that with respect to all Revolving Loans that are Eurodollar Rate Loans prior to the Syndication Completion Date, each such period shall end seven days after the date of making thereof, conversion thereto or continuation thereof; provided, further, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

                           (i) if any Interest Period would otherwise end on a
                  day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                           (ii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                           (iii) the Borrower may not select any Interest
                  Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

                           (iv) the Borrower may not select any Interest
                  Period in respect of Loans having an aggregate principal amount of less than $500,000; and

                           (v) there shall be outstanding at any one time no
                  more than 6 Interest Periods in the aggregate.

                  "Interest Rate Contracts" means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

                  "Interim Projections" means those financial projections covering the 12 month period from January 2005 through December 2005 inclusive, delivered to the Lenders by the Borrower on the Initial Closing Date.

                  "Inventory" has the meaning given to such term in the UCC.

                  "Investment" means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by,
(ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person,
(c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

                  "Investment Property" has the meaning given to such term in the UCC.

                  "IRS" means the Internal Revenue Service of the United States or any successor thereto.

                  "Issue" means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms "Issued" and "Issuance" shall have a corresponding meaning.

                  "Issuer" means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an "Issuer" or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

                  "Joinder Agreement" means a joinder agreement, substantially in the form of Exhibit N, executed and delivered by each additional Subsidiary Guarantor pursuant to Section 7.11.

                  "Land" of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

                  "Landlord Waiver" means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory of any Loan Party located at any leased premises of such Loan Party pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory.

                  "Leases" means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

                  "Lender" means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a "Lender" or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

                  "Letter of Credit" means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit) (including, prior to the Effective Date, pursuant to the Original DIP Credit Agreement).

                  "Letter of Credit Obligations" means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

                  "Letter of Credit Reimbursement Agreement" has the meaning specified in Section 2.4(a)(vi) (Letter of Credit).

                  "Letter of Credit Request" has the meaning specified in
Section 2.4(c) (Letters of Credit).

                  "Letter of Credit Sublimit" means $15,000,000.

                  "Letter of Credit Undrawn Amounts" means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

                  "LLC" means each limited liability company in which any Loan Party has an interest.

                  "Loan" means any loan made by any Lender pursuant to this Agreement.

                  "Loan Documents" means, collectively, this Agreement, the Notes (if any), the Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

                  "Loan Party" means each of the Borrower, each Subsidiary Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

                  "Material Adverse Change" means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document,
(c) the perfection or priority of the Liens granted pursuant to this Agreement, the Collateral Documents and the Orders, (d) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.

                  "Material Adverse Effect" means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

                  "Material Intellectual Property" means Intellectual Property owned by or licensed to a Loan Party and material to the conduct of any Loan Party's business.

                  "Maximum Credit" means, at any time, (a) the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time minus (b) the aggregate amount of the Availability Reserve in effect at such time.

                  "Moody's" means Moody's Investors Services, Inc.

                  "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

                  "Net Balance" means, as of any date of determination, the Gross Installment Contract Payments of an Installment Contract, less all unearned interest, fees, and charges (including premiums for insurance and product warranties) owing by the debtor thereunder.

                  "Net Cash Proceeds" means proceeds received by the Borrower or any of its Subsidiaries after the Initial Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under
Section 8.4 (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required by the Bankruptcy Court to be paid or prepaid on Indebtedness (other than the Obligations) secured by a perfected and unavoidable lien on the assets subject to such Asset Sale; provided, however, that evidence of each of clauses (i), (ii) and
(iii) above is provided to the Administrative Agent in form and substance satisfactory to it, (b) Property Loss Event, (c)(i) Equity Issuance or (ii) Debt Issuance or (d) Avoidance Action, in the case of clauses (a), (b) and
(c), net of brokers' and advisors' fees and other costs incurred in connection with such transaction; provided, however, that in the case of clause (c), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to it.

                  "Net Orderly Liquidation Value" means, with respect to any Inventory or Installment Contracts, the recovery value thereof in an orderly liquidation net of all costs of liquidation, as reasonably determined by the Administrative Agent based upon methodology utilized in the most recent written appraisal of the Loan Parties' Inventory and Installment Contracts, as determined by, with respect to Installment Contracts, EMCC Inc., with respect to Inventory, GB Asset Advisors, LLC or in any case, another third party appraiser satisfactory to the Administrative Agent.

                  "New Common Equity" has the meaning specified in Schedule
2.19.

                  "Non-Consenting Lender" has the meaning specified in Section 13.1(c) (Amendments, Waivers, Etc.).

                  "Non-Funding Lender" has the meaning specified in Section 2.2(d) (Borrowing Procedures).

                  "Non-U.S. Lender" means each Lender (or the Administrative Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code.

                  "Non-U.S. Person" means any Person that is not a Domestic Person.

                  "Note" means any Revolving Credit Note or Term Loan Note.

                  "Notice of Borrowing" has the meaning specified in Section 2.2(a) (Borrowing Procedures).

                  "Notice of Conversion or Continuation" has the meaning specified in Section 2.11 (Conversion/Continuation Options).

                  "Obligations" means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees, including the Applicable Term Loan Repayment Fee, interest, charges, expenses, attorneys' fees and disbursements and other sums chargeable to the Borrower under this Agreement, any other Loan Document and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligations.

                  "Orders" means the Final Order and the Amended and Restated DIP Order.

                  "Original DIP Credit Agreement" has the meaning specified in the recitals to this Agreement.

                  "Partnership" means each partnership in which any Loan Party has an interest.

                  "Patents" means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (c) all rights to obtain any reissues or extensions of the foregoing.

                  "Patent License" means all agreements, whether written or oral, providing for the grant by or to any Loan Party of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                   "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

                  "Permitted Prepetition Claim Payment" means a payment (as adequate protection or otherwise) on account of any claim arising or deemed to have arisen prior to the commencement of the Cases, which is made (i) pursuant to authority granted by a First Day Order, (ii) pursuant to a Permitted Transaction in respect of the Vendor Lien Program, (iii) on account of claims in respect of the assumption of leases, (iv) with the consent of the Administrative Agent, (v) to pay secured Indebtedness constituting a Capital Lease or purchase money Indebtedness with Proceeds received from the sale of the specific assets securing such Indebtedness, (vi) on account of reclamation claims up to $5,000,000 in the aggregate, (vii) in respect of interest payments at the non-default contract rate on the secured Indebtedness incurred to finance the acquisition of the Chief Executive Office, or (viii) in respect of other amounts not exceeding $1,000,000 in the aggregate.

                  "Permitted Transactions" means the transactions described on
Schedule 1.1.

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

                  "Petition Date" has the meaning specified in the recitals to this Agreement.

                  "Plan of Reorganization" means a Chapter 11 plan of reorganization in the Cases.

                  "Pledged Collateral" means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Loan Party in excess of $100,000, all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Loan Party in respect of any of the foregoing, all dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.

                  "Pledged LLC Interests" means all of any Loan Party's right, title and interest as a member of any LLCs and all of such Loan Party's right, title and interest in, to and under any LLC Agreement to which it is a party.

                  "Pledged Notes" means all right, title and interest of any Loan Party, in the Instruments evidencing all Indebtedness owed to such Loan Party issued by the obligors named therein, and all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

                  "Pledged Partnership Interests" shall mean all of any Loan Party's right, title and interest as a limited and/or general partner in all Partnerships and all of such Loan Party's right, title and interest in, to and under any Partnership Agreements to which it is a party.

                  "Pledged Stock" means the shares of capital stock owned by each Loan Party; provided, however, that only the outstanding capital stock of a subsidiary that is not a Domestic Subsidiary possessing up to but not exceeding 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote shall be deemed to be pledged hereunder.

                  "POR Value of Equity" has the meaning specified in Schedule 2.19.

                  "Prepayment 363 Sale" means (i) a Core 363 Sale or (ii) one or more 363 Sales with proceeds in excess of $5,000,000 in the aggregate during the term of this Agreement requiring the consent of the Requisite Revolving Credit Lenders.

                  "Prepetition Collateral" shall mean all assets securing the Prepetition Secured Indebtedness.

                  "Prepetition Secured Indebtedness" shall mean (i) all Indebtedness under the Existing Credit Agreement, (ii) all pre-petition Indebtedness under the Vendor Lien Program and (iii) all other pre-petition secured Indebtedness of the Borrower and its subsidiaries (except the Indebtedness secured by the Chief Executive Office and incurred to finance the acquisition thereof).

                  "Proceeds" has the meaning given to such term in the UCC.

                  "Pro Forma Balance Sheet" has the meaning specified in
Section 4.4(d).

                  "Pro Forma Basis" means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition of a business consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

                  "Property Loss Event" means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of $250,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof in excess of $250,000 (individually or in the aggregate).

                  "Protective Advances" means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount of repayment of the Obligations.

                  "Purchasing Lender" has the meaning specified in Section
13.7 (Sharing of Payments, etc.)

                  "Ratable Portion" or (other than in the expression "equally and ratably") "ratably" means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders) and (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, at any time after the Effective Date, the percentage obtained by dividing the principal amount of such Lender's Term Loans by the aggregate principal amount of the Term Loans of all Lenders).

                  "Real Property" of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

                  "Register" has the meaning specified in Section 13.2(c) (Assignments and Participations).

                  "Reimbursement Date" has the meaning specified in Section 2.4(h) (Letters of Credit).

                  "Reimbursement Obligations" means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of the drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

                  "Reinvestment Deferred Amount" means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.

                  "Reinvestment Event" means any Property Loss Event in respect of which the Borrower has delivered a Reinvestment Notice.

                  "Reinvestment Notice" means a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries' businesses or to effect repairs.

                  "Reinvestment Prepayment Amount" means, with respect to any Net Cash Proceeds of any Reinvestment Event, the Reinvestment Deferred Amount for such Net Cash Proceeds less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date for such Net Cash Proceeds to acquire, to the extent otherwise permitted hereunder, replacement assets useful in the business of the Borrower or any of its Subsidiaries or to effect repairs.

                  "Reinvestment Prepayment Date" means, with respect to any Net Cash Proceeds of any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower's determination not to acquire replacement assets useful in the Borrower's or a Subsidiary's business (or not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount for such Net Cash Proceeds.

                  "Release" means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

                  "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                  "Requirement of Law" means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Requisite Lenders" means, collectively, (a) on and prior to the Effective Date, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Commitments, (b) after the Effective Date and on and prior to the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding and (c) after the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding; provided, however, that prior to the Discharge of Revolving Credit Obligations, for the purposes of
Article X, Article XI, clause (A) of Section 2.13(g), and Sections 9.2, 12.1(b), 12.7 and 12.9, and any other provision in any Loan Document relating to the exercise, following a Default or Event of Default, of any rights or remedies with respect to any Collateral, "Requisite Lenders" shall mean "Requisite Revolving Credit Lenders." A Non-Funding Lender shall not be included in the calculation of "Requisite Lenders."

                  "Requisite Revolving Credit Lenders" means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of "Requisite Revolving Credit Lenders."

                  "Requisite Term Loan Lenders" means, collectively, Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the Effective Date, more than fifty percent (50%) of the principal amount of all Term Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of "Requisite Term Loan Lenders."

                  "Responsible Officer" means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief executive officer, chief financial officer, treasurer or controller of such Person.

                  "Restricted Payment" means (a) any dividend, distribution or any other payment, whether direct or indirect, on account of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding.

                  "Revolving Credit Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

                  "Revolving Credit Commitment" means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on Schedule I under the caption "Revolving Credit Commitment," as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

                  "Revolving Credit Facility" means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

                  "Revolving Credit Lender" means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

                  "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender's Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

                  "Revolving Credit Obligations" means the Secured Obligations owing by the Borrower and the other Loan Parties to any Revolving Credit Lender, any Issuer, any Swing Loan Lender, any Affiliate of any of them and any Indemnitee of any of them.

                  "Revolving Credit Outstandings" means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

                  "Revolving Credit Termination Date" shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Commitments), (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies) and (d) the date of consummation of a Core 363 Sale.

                  "Revolving Loan" has the meaning specified in Section 2.1 (The Commitments).

                  "S&P" means Standard & Poor's Rating Services.

                  "Sarbanes-Oxley Act" means the United States Sarbanes-Oxley Act of 2002.

                  "Scheduled Termination Date" means the earlier of (i) the second anniversary of the Initial Closing Date and (ii) the effective date of a Plan of Reorganization.

                  "Secured Obligations" means (a) in the case of the Borrower,
(i) the Obligations and (ii) all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under each Hedging Contract between the Borrower and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract and each Cash Management Document, and (b) in the case of any other Loan Party, (i) the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party and (ii) all other amounts, obligations, covenants and duties owing by such Loan Party to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under each Hedging Contract between such Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract and each Cash Management Document.

                  "Secured Parties" means the Lenders, the Issuers, the Administrative Agent and any other holder of any "Secured Obligation".

                  "Securities Account" has the meaning given to such term in the UCC.

                  "Securities Account Control Agreement" means a letter agreement, substantially in the form of Exhibit L (Form of Securities Account Control Agreement) (with such changes as may be agreed to by the Administrative Agent), executed by the relevant Loan Party, the Administrative Agent and the relevant Approved Securities Intermediary.

                  "Securities Entitlement" has the meaning given to such term in the UCC.

                  "Securities Intermediary" has the meaning given to such term in the UCC.

                  "Security" means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

                  "Selling Lender" has the meaning specified in Section 13.7 (Sharing of Payments, Etc.).

                  "Special Purpose Vehicle" means any special purpose funding vehicle of any Lender identified as such in writing by any such Lender to the Administrative Agent.

                  "Standby Letter of Credit" means any Letter of Credit that is not a Documentary Letter of Credit.

                  "Stock" means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

                  "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

                  "Subsidiary Guarantor" means each Subsidiary of the Borrower party to or that becomes party to this Agreement.

                  "Substitute Institution" has the meaning specified in
Section 2.17 (Substitution of Lenders).

                  "Substitution Notice" has the meaning specified in Section
2.17 (Substitution of Lenders).

                  "Swing Loan" has the meaning specified in Section 2.3 (Swing Loans).

                  "Swing Loan Lender" means Citicorp or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swing Loan Lender hereunder, in each case, in it capacity as the Swing Loan Lender hereunder.

                  "Swing Loan Request" has the meaning specified in Section 2.3(b) (Swing Loans).

                  "Swing Loan Sublimit" means $15,000,000.

                  "Syndication Completion Date" means the earlier to occur of
(a) the 30th day following the Effective Date and (b) the date upon which the Administrative Agent determines in its sole discretion that the primary syndication of the Loans and Commitments has been completed.

                  "Tax Affiliate" means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

                  "Tax Return" has the meaning specified in Section 4.8(a) (Taxes).

                  "Taxes" has the meaning specified in Section 2.16(a)
(Taxes).

                  "Term Loan" has the meaning specified in Section 2.1(b) (The Commitments).

                  "Term Loan Borrowing" means a borrowing consisting of Term Loans made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments.

                  "Term Loan Commitment" means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I under the caption "Term Loan Commitment," as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

                  "Term Loan Facility" means the Term Loan Commitments and the provisions herein related to the Term Loans.

                  "Term Loan Lender" means each Lender that has a Term Loan Commitment or that holds a Term Loan.

                  "Term Loan Maturity Date" means the earliest of (i) the second anniversary of the Initial Closing Date, (ii) the effective date of a Plan of Reorganization in the Cases, (iii) the date the Revolving Loans mature, (iv) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies) and (v) the date of consummation of a Core 363 Sale.

                  "Term Loan Note" means a promissory note of the Borrower payable to the order of any Term Loan Lender in a principal amount equal to the amount of the Term Loan owing to such Lender.

                  "Term Loan Termination Amount" has the meaning specified in
Schedule 2.19.

                   "363 Sale" shall mean any transaction pursuant to which one or more purchasers acquire, in a single transaction or a series of related transactions, the assets of the Loan Parties and their Subsidiaries pursuant to a sale under Section 363 of the Bankruptcy Code.

                   "Title IV Plan" means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

                  "Trademarks" means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

                  "Trademark License" means any agreement, whether written or oral, providing for the grant by or to any Loan Party of any right to use any Trademark.

                  "UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent's and the Secured Parties' security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

                  "Unfunded Pension Liability" means, with respect to the Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

                  "Unused Commitment Fee" has the meaning specified in Section 2.12(a) (Fees).

                  "U.S. Trustee" means the United States Trustee for the Southern District of Georgia.

                  "Vehicles" means all vehicles covered by a certificate of title law of any state.

                  "Vendor Lien Program" means the program and documents pursuant to which one or more vendors of the Loan Parties agreed to defer the payment of trade accounts payable owing by the Loan Parties for merchandise purchased or memo goods sold prior to July 31, 2004 and past due as of such date, as such program may now or hereafter be amended, supplemented or otherwise modified to the extent expressly permitted by this Agreement.

                  "Voting Stock" means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

                  "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person, all of the Stock of which (other than director's qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

                  "Withdrawal Liability" means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to
Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

                  SECTION 1.2. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

                  SECTION 1.3. ACCOUNTING TERMS AND PRINCIPLES.

                  (a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purposes of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

                  (b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) or is required in connection with the resolution of the Borrower's outstanding accounting issues, and any such change is adopted by the Borrower with the agreement of the Borrower's Accountants and results in a change in any of the calculations required by Article V or Article VIII that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no such change that would affect a calculation that measures compliance with any covenant contained in Article V or Article VIII shall be given effect until such provisions are amended to reflect such changes.

                  (c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business that have been acquired by the Borrower or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a Pro Forma Basis.

                  SECTION 1.4. CERTAIN TERMS.

                  (a) The terms "herein," "hereof", "hereto" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

                  (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words "above" and "below", when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

                  (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

                  (d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

                  (e) The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

                  (f) The terms "Lender," "Issuer" and "Administrative Agent" include without limitation, their respective successors.

                  (g) Upon the appointment of any successor Administrative Agent pursuant to Section 12.6, references to Citicorp in Section 12.3 and to Citibank in the definitions of Base Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

                  (h) Terms not otherwise defined herein and defined in the UCC are used herein with the meanings specified in the UCC.

                                  ARTICLE II

                                THE FACILITIES

                  SECTION 2.1. THE COMMITMENTS.

                  (a) Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each, together with each "Revolving Loan" as defined in and made under the Original DIP Credit Agreement, a "Revolving Loan") to the Borrower from time to time on any Business Day during the period from the Initial Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed (after giving effect to the use of the proceeds of such loans) such Revolving Credit Lender's Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender's Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1. Upon the Effective Date, the Revolving Credit Commitments of the Revolving Credit Lenders shall be permanently and ratably reduced, by an aggregate amount equal to the aggregate Term Loan Commitment, to the respective amounts set forth on Schedule I.

                  (b) Term Loan Commitments; Original Issue Discount. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make a loan (each, a "Term Loan") in Dollars to the Borrower on the Effective Date, in an amount not to exceed such Lender's Term Loan Commitment. The Term Loans shall be funded by the Term Loan Lenders to the Administrative Agent for the account of the Borrower (as set forth in Section 2.2) at an aggregate $500,000 discount; accordingly, the aggregate amount funded by the Term Loan Lenders on the Effective Date shall equal $25,000,000 and the stated aggregate principal face amount of the Term Loans on the Effective Date for all purposes of this Agreement and the other Loan Documents (including the calculation of interest and fees on, and the obligation to repay, the principal amount of the Term Loans) shall be deemed to equal $25,500,000. Amounts of Term Loans repaid may not be reborrowed.

                  SECTION 2.2. BORROWING PROCEDURES.

                  (a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 12:00 noon (New York time)
(i) on the Business Day of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans, and (ii) three Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice shall be in substantially the form of Exhibit C (a "Notice of Borrowing"), specifying (A) the date of such proposed Borrowing (which, in the case of the Term Loan Borrowing, shall be the Effective Date), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans and
(E) with respect to Revolving Credit Borrowings, the Available Credit (after giving effect to the proposed Borrowing). Loans shall be made as Base Rate Loans unless, subject to Section 2.14, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Revolving Credit Borrowing of Base Rate Loans, the Administrative Agent may make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing shall be in an aggregate amount of not less than $500,000 or an integral multiple of $500,000 in excess thereof.

                  (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a). Each Lender shall, before 3:00 p.m. (New York time), in the case of a Base Rate Loan, and 12:00 noon (New York time), in the case of a Eurodollar Rate Loan, on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 13.8, in immediately available funds, such Lender's Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 13.1 (Amendments, Waivers, Etc.)) (i) on the Effective Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to the Effective
Date), and (ii) at any time (including the Effective Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent's receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

                  (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender's Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this
Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

                  (d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a "Non-Funding Lender"), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

                  SECTION 2.3. SWING LOANS.

                  (a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may in its sole discretion, make, in Dollars, loans (each, together with each "Swing Loan" as defined in and made under the Original DIP Credit Agreement, a "Swing Loan") otherwise available to the Borrower under the Revolving Credit Facility (but only as requested by the Borrower) from time to time on any Business Day during the period from the Initial Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the lesser of the (i) the Swing Loan Lender's Ratable Portion of the Available Credit and (ii) the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Revolving Credit Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a). Swing Loans are not subject to a minimum borrowing amount.

                  (b) In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D hereto, setting forth the requested amount and date of such Swing Loan (a "Swing Loan Request"), to be received by the Administrative Agent not later than 2:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 hereof have been satisfied in connection with the making of any Swing Loan.

                  (c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

                  (d) The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Credit Lender's Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

                  (e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender's Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 2.1 and 3.2 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender's receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

                  (f) Upon the occurrence of any Default, each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender's Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender's Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

                  (g) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender's Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or
(f) above.

                  SECTION 2.4. LETTERS OF CREDIT.

                  (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Initial Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v) and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

                           (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

                           (ii) such Issuer shall have received any written notice of the type described in clause (d) below;

                           (iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit; or

                           (v) such Letter of Credit is requested to be denominated in any currency other than Dollars; or

                           (vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a "Letter of Credit Reimbursement Agreement") such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

                  (b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof, or (ii) unless cash collateralized in the manner set forth in Section 9.3 in an amount equal to 105% of the Letter of Credit Obligations for such Letter of Credit on the date of Issuance thereof and at all times thereafter while such Letter of Credit is outstanding, be less than seven days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) the Borrower shall not permit any such renewal to extend the expiration date of any Letter beyond the date set forth in clause (ii) above.

                  (c) In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days' prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a "Letter of Credit Request"). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the face amount of the Letter of Credit requested, which face amount shall not be less than $100,000, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day), and, in the case of an Issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

                  (d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer's usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

                  (e) The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect of any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

                  (f) Each Issuer shall comply with the following:

                           (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

                           (ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

                           (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Borrower or the Administrative Agent relating thereto.

                  (g) Immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender's Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

                  (h) The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the "Reimbursement Date"), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender's Ratable Portion of such payment in Dollars and in immediately available funds. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender's Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

                  (i) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Revolving Credit Facility.

                  (j) The Borrower's obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

                     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

                     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

                     (iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                     (v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

                     (vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

                  SECTION 2.5. REDUCTION AND TERMINATION OF THE COMMITMENTS.

                  The Borrower may, upon at least three Business Days' prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Any undrawn Term Loan Commitment shall terminate on the Effective Date.

                  SECTION 2.6. REPAYMENT OF LOANS.

                  (a) The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Revolving Credit Termination Date.

                  (b) The Term Loans shall mature on the Term Loan Maturity Date. Except in connection with a conversion of the Term Loans to New Common Equity pursuant to Section 2.19, the Borrower promises to repay the entire unpaid principal amount of the Term Loans, together with the Applicable Term Loan Repayment Fee, on the Term Loan Maturity Date, but subject to the prior Discharge of the Revolving Credit Obligations.

                  SECTION 2.7. EVIDENCE OF DEBT.

                  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender's share thereof, if applicable.

                  (c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

                  (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Revolving Loans and Term Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 or Exhibit B-2, respectively.

                  SECTION 2.8. OPTIONAL PREPAYMENTS. The Borrower may prepay the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14.

                  SECTION 2.9. MANDATORY PREPAYMENTS.

                  (a) Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from an Asset Sale, Property Loss Event, Debt Issuance, Equity Issuance, Commercial Tort Claim or Avoidance Action, the Borrower shall within one Business Day (or, in the case of Asset Sales, within three Business Days) of receipt of such Net Cash Proceeds prepay the Loans (and as applicable pursuant to clause (b) below, provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds; provided, that prepayments of the Term Loans shall only be required with Net Cash Proceeds of a Prepayment 363 Sale. Any such mandatory prepayment shall be applied in accordance with clause (b) below; provided, however, that, in the case of any Net Cash Proceeds arising from a Reinvestment Event, the Borrower shall (i) immediately upon receipt of such Net Cash Proceeds, at the Borrower's option, deposit 100% of such Net Cash Proceeds in a Cash Collateral Account or prepay the Loans (or provide cash collateral in respect of Letters of Credit), which prepayment shall be applied as provided in clause (b) below, in an amount equal to 100% of such Net Cash Proceeds and (ii) prepay the Loans (or provide cash collateral in respect of Letters of Credit), which prepayment shall be applied as provided in clause (b) below, in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event.

                  (b) Subject to the provisions of Section 2.13(g), any prepayments made by the Borrower required to be applied in accordance with this clause (b) shall be applied as follows: first, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full together with, in the case of a Prepayment 363 Sale, a corresponding permanent reduction of the Revolving Credit Commitments in the amount of such prepayment (or deemed prepayment); third, in the case of a Prepayment 363 Sale or if a Default or Event of Default has occurred and is continuing and only for so long as the same is in effect, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations in the manner set forth in Section 9.3 until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein; and fourth, if the Discharge of Revolving Credit Obligations has occurred, subject to the rights of the Term Loan Lenders under Section 2.19, with respect to Net Cash Proceeds from a Prepayment 363 Sale only, to prepay the outstanding principal balance of the Term Loans until such Term Loans shall have been paid in full; provided, that if such Prepayment 363 Sale is a Core 363 Sale, such prepayment shall be made together with a premium in an amount equal to the Applicable Term Loan Repayment Fee; provided, further, that any Term Loan Lender may elect to waive its right to receive any prepayment owing pursuant to this Section 2.9(b) (other than with respect to a Core 363 Sale) and, if any Term Loan Lender so elects, the amounts otherwise prepayable to such Term Loan Lender shall instead be retained by the Borrower. Except as otherwise expressly provided in this clause (b), no repayments of Revolving Loans and Swing Loans or cash collateralization of Letters of Credit required to be made pursuant to this Section 2.9 (including in the case of Net Cash Proceeds arising from a Reinvestment Event, the application of such proceeds to the Revolving Loans and Swing Loans pending reinvestment thereof by the applicable Loan Party) shall result in a reduction of the Revolving Credit Commitments.

                  (c) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Maximum Credit at such time, the Borrower shall forthwith prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess, such cash collateral to be released to the extent the Revolving Credit Outstandings thereafter no longer exceed the Maximum Credit.

                  (d) The Borrower hereby irrevocably waives the right to direct the application of all funds in the Cash Concentration Account or any other Cash Collateral Account (other than an amount equal to any proceeds arising from a Reinvestment Event that are held in a Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) so long as the Administrative Agent applies such funds in accordance with this Agreement and agrees that the Administrative Agent shall, except as provided in Section 2.13(g) (Payments and Computations) and clause (b) above, apply all available funds in the Cash Concentration Account or any other Cash Collateral Account on a daily basis and, prior to the establishment of the cash management provisions set forth in Section 7.12 (but subject to the proviso set forth in Section 7.12(a)), the Borrower shall cause cleared cash in any other deposit account of the Borrower or any Subsidiary Guarantor to be applied on a daily basis, as follows: first, to repay the outstanding principal amount of the Swing Loans until such Swing Loans have been repaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been repaid in full; and then to any other Revolving Credit Obligation then due and payable. Any such repayment of the Swing Loans and Revolving Loans shall not result in a corresponding reduction of the Revolving Credit Commitments. The Administrative Agent agrees so to apply such funds and the Borrower consents to such application. If (i) following such application or (ii) after all Letters of Credit shall have expired or be fully drawn and all Revolving Credit Commitments shall have been terminated, there are no Swing Loans or Revolving Loans outstanding and no other Revolving Credit Obligations that are then due and payable, then the Administrative Agent shall cause any remaining funds in the Cash Concentration Account or any other Cash Collateral Account to be paid at the written direction of the Borrower (or, in the absence of such direction, to the Borrower or another Person lawfully entitled thereto). Notwithstanding any of the other provisions of this clause (d), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Revolving Loans is required to be made under this clause (d) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Revolving Loans in accordance with this clause (d). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Revolving Loans in accordance with this clause (d).

                  SECTION 2.10. INTEREST.

                  (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in
Section 2.10(c), as follows:

                     (i) if a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time, and (B) the Applicable Margin;

                     (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period, and (B) the Applicable Margin in effect from time to time during such Interest Period; and

                     (iii) if such other Obligations, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time, and (B) the Applicable Margin for Revolving Loans that are Base Rate Loans.

                  (b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan; (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar quarter; (iii) interest accrued on each Eurodollar Rate Loan that is a Revolving Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Revolving Loan; (iv) interest accrued on each Eurodollar Rate Loan that is a Term Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than one month, on each date during such Interest Period occurring every one month from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Term Loan; and (v) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

                  (c) Default Interest. Notwithstanding the rates of interest specified in Section 2.10(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on demand.

                  SECTION 2.11. CONVERSION/CONTINUATION OPTION.

                  (a) The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans, and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender's Ratable Portion. Each such election shall be in substantially the form of Exhibit G hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Administrative Agent at least three Business Days' prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period, and (C) in the case of a conversion, the date of such conversion.

                  (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (i) an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

                  SECTION 2.12. FEES.

                  (a) Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Revolving Credit Lender's Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the "Unused Commitment Fee") from the Initial Closing Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Effective Date and (y) on the Revolving Credit Termination Date.

                  (b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

                           (i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum (or such other rate as may be agreed upon between the Borrower and such Issuer) of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

                           (ii) to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans of the maximum undrawn face amount available of such Letter of Credit, payable in arrears on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (ii) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.16(c) and shall be payable on demand; and

                           (iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer's standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

                  (c) Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Arranger additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

                  SECTION 2.13. PAYMENTS AND COMPUTATIONS.

                  (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 13.8 in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14(c), 2.14(d), 2.15 or 2.16 shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed to be received on the next Business Day.

                  (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (c) If and to the extent any payment owed to the Administrative Agent or any Lender is not made when due, each Loan Party hereby authorizes the Administrative Agent and such Lender, subject to any notice period provided in the Orders, to setoff and charge any amount so due against any deposit account maintained by such Loan Party with the Administrative Agent or such Lender, whether or not the deposit therein is then due.

                  (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans or Term Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

                  (e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

                  (f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause
(g) below (or required to be applied in accordance with Section 2.9(b) or (d) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of and interest on any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; second, to pay all other Obligations then due and payable; and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender's Ratable Portion of the Revolving Credit Commitments; payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in accordance with such Lender's Ratable Portion of the Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto, and, for payments allocated to the Lenders, in proportion to their respective Ratable Portions.

                  (g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of
Section 2.9(b) (Mandatory Prepayments) and clause (f) above but subject only to any requirements of the giving of notice by the terms of the Final Order or the Amended and Restated DIP Order, the Administrative Agent may, and upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2, shall deliver a Blockage Notice for each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account (including all proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) and all other proceeds of Collateral in the following order:

                           (i) first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

                           (ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities and Cash Management Obligations then due to the Administrative Agent;

                           (iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities and Cash Management Obligations then due to the Revolving Credit Lenders and the Issuers;

                           (iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Revolving Credit Lenders and the Issuers;

                           (v) fifth, to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations;

                           (vi) sixth, to pay or prepay principal amounts on the Revolving Loans and Reimbursement Obligations, and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3, and to any Cash Management Obligations and amounts owing with respect to Hedging Contracts, ratably to the aggregate principal amount of such Revolving Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Cash Management Obligations and Obligations owing with respect to Hedging Contracts;

                           (vii) seventh, to the ratable payment of all other Revolving Credit Obligations then due and payable;

                           (viii) eighth, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Term Loan Lenders;

                           (ix) ninth, to pay Secured Obligations in respect of any fees then due to the Term Loan Lenders;

                           (x) tenth, to pay interest then due and payable in respect of the Term Loans;

                           (xi) eleventh, to pay or prepay principal amounts on the Term Loans; and

                           (xii) twelfth, to the ratable payment of all other Secured Obligations then due and payable;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), through (xii) above the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent's and each Lender's or Issuer's interest in the aggregate outstanding Secured Obligations described in such clauses; provided, further, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata and then to the Revolving Credit Lenders. The order of priority set forth in clauses (i) through (xii) above may at any time and from time to time be changed by the agreement of the Requisite Revolving Credit Lenders and the Requisite Term Loan Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Revolving Credit Lenders and the Requisite Term Loan Lenders.

                  (h) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swing Loans or Revolving Loans. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to
Section 2.3(a), and the Revolving Credit Lenders to make such Revolving Loans pursuant to Section 2.2(a), from time to time in the Swing Loan Lender's or such Revolving Credit Lender's discretion, that are in the amounts of any and all principal payable with respect to the Swing Loans Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Revolving Credit Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2, which conditions the Revolving Credit Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

                  SECTION 2.14. SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

                  (a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of "Eurodollar Rate." The Administrative Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrower.

                  (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

                  (c) Increased Costs. If at any time any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate or relating to taxes) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If at any time after a Lender gives notice under this Section 2.14(d) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower's right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

                  (e) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.14(d), or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

                  SECTION 2.15. CAPITAL ADEQUACY. If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender's (or any corporation controlling such Lender's) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 2.16. TAXES.

                  (a) Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuer or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Initial Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender, Issuer or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Initial Closing Date (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender or Issuer, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (W) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender, Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (X) the relevant Loan Party shall make such deductions,
(Y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (Z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

                  (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

                  (c) Each Loan Party shall, jointly and severally, indemnify each Lender, Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.8, the original or a certified copy of a receipt evidencing payment thereof.

                  (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.

                  (f) Prior to the Effective Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed originals of each of the following: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or any successor form; (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) or any successor form; (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or successor form; or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender's entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

                  (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

                  SECTION 2.17. SUBSTITUTION OF LENDERS.

                  (a) In the event that (i)(A) any Revolving Credit Lender makes a claim under Section 2.14(c) (Increased Costs) or 2.15 (Capital Adequacy), (B) it becomes illegal for any Revolving Credit Lender to continue to fund or make any Eurodollar Rate Loan and such Revolving Credit Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Revolving Credit Lender or (D) any Revolving Credit Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Revolving Credit Lender under this Agreement with respect to its Loans exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Revolving Credit Lenders holding at least 75% of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Revolving Credit Lender, an "Affected Lender"), the Borrower may substitute any Revolving Credit Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a "Substitute Institution") for such Affected Lender hereunder, after delivery of a written notice (a "Substitution Notice") by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Revolving Credit Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower's receipt of the other Affected Lenders' claim) less than all, Revolving Credit Lenders making such claims.

                  (b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender's Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a "Lender" hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender's Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

                  (c) Each Revolving Credit Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Revolving Credit Note (if such Loans are evidenced by a Revolving Credit Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

                  Section 2.18. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14, 2.15 or 2.16.

                  Section 2.19. Conversion of Term Loans. After the Discharge of Revolving Credit Obligations and upon the effectiveness of a Plan of Reorganization, the outstanding principal amount of Term Loans shall be repaid in cash, together with the Applicable Term Loan Repayment Fee and any accrued and unpaid interest and fees due thereon, or such principal amount of Term Loans converted into New Common Equity, in each case on the terms and subject to the conditions set forth in Schedule 2.19, and any conversion pursuant to this Section 2.19 shall be deemed to constitute a repayment of the outstanding principal amount of Term Loans so converted.

                                 ARTICLE III

                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

                  SECTION 3.1. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE. This Agreement shall be effective, and the Original DIP Credit Agreement shall be amended and restated as set forth herein, on the date (the "Effective Date") each of the following conditions precedent have been satisfied (or duly waived in accordance with Section 13.1):

                  (a) Bankruptcy Court Orders. The Bankruptcy Court shall have entered the Amended and Restated DIP Order and the Consent Order, each certified by the Clerk of the Bankruptcy Court as having been duly entered, and the Amended and Restated DIP Order and the Consent Order shall each be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without (i) in the case of the Amended and Restated DIP Order, the prior written consent of the Administrative Agent, the Requisite Lenders and Harbert and (ii) in the case of the Consent Order, the prior written consent of Harbert.

                  (b) Certain Documents. The Administrative Agent shall have received on or prior to the Effective Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Effective Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least three Business Days prior to the Effective Date) each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and Harbert and in sufficient copies for each Lender:

                           (i) this Agreement, duly executed and delivered by each of the Loan Parties and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

                           (ii) a favorable opinion of (A) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, in substantially the form of Exhibit H-1 (Form of Opinion of Counsel for the Loan Parties) and (B) general counsel to the Loan Parties, in substantially the form of Exhibit H-2 (Form of Opinion of General Counsel for the Loan Parties), in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

                           (iii) certificates of the Secretary of State of the state of organization of each Loan Party, attesting to the good standing of each such Loan Party;

                           (iv) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the resolutions of such Loan Party's Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (C) that there have been no changes (other than as may be attached to such certificate of the Secretary or Assistant Secretary) to the certificate of incorporation and by-laws (or equivalent Constituent Documents) of such Loan Party from the certificate of incorporation and by-laws (or equivalent Constituent Documents) delivered to the Administrative Agent on the Initial Closing Date;

                           (v) a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.2(b) has been satisfied and (B) no litigation not listed on Schedule 4.6 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

                           (vi) evidence satisfactory to the Administrative Agent of the receipt of the consents, authorizations and approvals, and the making of the filings, listed on Schedule 4.2;

                           (vii) true and correct copies, certified as to authenticity by the Borrower, of all agreements and documents among the Borrower, any other Loan Party and Harbert related to the Term Loan; and

                           (viii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

                  (c) Assignment and Acceptance. The Administrative Agent shall have received an Assignment and Acceptance, duly executed and delivered by Harbert, to purchase and assume for a purchase price of $25,000,000 all of the Term Loans made on the Effective Date immediately upon the occurrence of the Effective Date.

                  (d) Bankruptcy Court Filings. All motions and other documents filed with the Bankruptcy Court in connection with the Facilities shall be in form and substance satisfactory to the Administrative Agent and Harbert, each in its sole discretion. The Borrower shall have filed with the Bankruptcy Court all motions and other documents in connection with approval by the Bankruptcy Court of the Consent Order.

                  (e) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Effective Date.

                  (f) Release. The execution and delivery by the Loan Parties to Harbert of a release of any and all claims and causes of action against Harbert relating to or arising from any acts taken by Harbert in connection with its acquisition prior to the Effective Date of claims against (or participation interests in claims against), or interests in, the Borrower, which release shall be reasonably satisfactory in form and substance to Harbert.

                  SECTION 3.2. CONDITIONS PRECEDENT TO EACH LOAN AND LETTER OF CREDIT. The obligation of each Lender on any date (including the Effective
Date) to make any Loan and of each Issuer on any date (including the Effective
Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

                  (a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing or, in the case of Swing Loans, a duly executed Swing Loan Request, and with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

                  (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

                           (i) the representations and warranties set forth in
         Article IV and in the other Loan Documents shall be true and correct on and as of the Effective Date and shall be true and correct in all material respects on and as of any such date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

                           (ii) no Default or Event of Default shall have occurred and be continuing.

                  (c) Borrowing Base. In respect of Revolving Loans and Letters of Credit only, the Borrower shall have delivered the Borrowing Base Certificate required to be delivered by Section 6.11(a). After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

                  (d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

                  (e) Orders. Each of the Orders shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Administrative Agent in its sole discretion and the Requisite Lenders, except to the extent expressly provided in the Amended and Restated DIP Order.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in Section 3.2(b) on the date of the making of such Loan or the Issuance of such Letter of Credit.

                  SECTION 3.3. DETERMINATION OF EFFECTIVE DATE. For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to the Effective Date), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's Ratable Portion of the Borrowing on the Effective Date.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

                  To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants as to itself and as to each other Loan Party, and each other Loan Party represents and warrants as to such Loan Party, each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Effective Date and after giving effect to the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by
Section 3.2(b)(i):

                  SECTION 4.1. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
(b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect; (c) subject to the receipt of any necessary approvals of the Bankruptcy Court, has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents; (e) is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect; and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

                  SECTION 4.2. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

                  (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, partners and members:

                           (i) are, subject to the Final Order and the entry of the Amended and Restated DIP Order, within such Loan Party's corporate, limited liability company, partnership or other powers;

                           (ii) have been or, at the time of delivery thereof pursuant to Article III will have been, duly authorized by all necessary corporate, limited liability company, partnership or similar action, including the consent of shareholders, partners and members where required;

                           (iii) subject to the Final Order and the entry of the Amended and Restated DIP Order, do not and will not (A) contravene such Loan Party's or any of its Subsidiaries' respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party,
         (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material post-petition Contractual Obligation of such Loan Party or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to this Agreement, the Collateral Documents and the Orders; and

                           (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than the Bankruptcy Court and those listed on Schedule 4.2 and that have been or will be, on or prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Effective Date will be in full force and effect.

                  (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. Subject to the Final Order and the entry of the Amended and Restated DIP Order, this Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

                  SECTION 4.3. OWNERSHIP OF BORROWER; SUBSIDIARIES.

                  (a) As of the Effective Date, the authorized capital stock of the Borrower consists of (i) 40,000,000 shares of Class A common stock, $0.01 par value per share, of which 20,701,162 shares are issued and outstanding, (ii) 7,000,000 shares of Class B common stock, $0.01 par value per share, of which 1,196,283 shares are issued and outstanding and (iii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding.

                  (b) Set forth on Schedule 4.3 hereto is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to this Agreement and the Orders and Liens securing the Prepetition Secured Indebtedness), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any post-petition agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and pre-petition Contractual Obligations subject to the automatic stay. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3.

                  SECTION 4.4. FINANCIAL STATEMENTS.

                  (a) The Consolidated balance sheets of the Borrower and its Subsidiaries as at the Fiscal Months ended on or about October 31, November 30 and December 31, 2004 and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 1, 2 and 3 month or months then ended, respectively, copies of which have been furnished to each Lender, fairly present, subject, to the absence of footnote disclosure, normal recurring year-end audit adjustments and adjustments required in connection with the resolution of the Borrower's outstanding accounting issues with the agreement of the Borrower's Accountants, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP (it being understood that the representation and warranty contained in this Section 4.4(a) shall not be made with respect to any financial statements delivered prior to the date on which the financial statements described in
Section 6.1(h) are delivered).

                  (b) Neither the Borrower nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in either the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement (other than those subject to the automatic stay) or the filings made with the Bankruptcy Court.

                  (c) The Interim Projections have been prepared by the Borrower in light of the past operations of its business, and reflect projections for the 12 month period beginning on the Initial Closing Date on a month by month basis. The Interim Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower as of the date of preparation thereof and, as of the date thereof, reflect, based on the assumptions set forth therein, the Borrower's good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realized).

                  SECTION 4.5. MATERIAL ADVERSE CHANGE. Other than the filing of the Cases, since the Petition Date, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

                  SECTION 4.6. LITIGATION. Other than the Cases and except as set forth on Schedule 4.6, there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower, or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that are subject to the automatic stay or otherwise, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

                  SECTION 4.7. TAXES.

                  (a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (except to the extent that the Administrative Agent otherwise consents (such consent not to be unreasonably withheld) with respect to any Tax Returns to be filed after the Initial Closing Date), all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable (except in each case, those which arose prior to the Petition Date to the extent subject to the automatic stay) have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. As of the Effective Date, except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

                  (b) Except as set forth on Schedule 4.7, none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges (other than an extension in the State of Louisiana for State income taxes); (ii) incurred any obligation under any tax sharing agreement or arrangement with any third-party other than those of which the Administrative Agent has received a copy prior to the date hereof; or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

                  (c) The Borrower does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a "reportable transaction" (within the meaning of Treasury Regulation Section
1.6 011-4 of the Code).

                  SECTION 4.8. FULL DISCLOSURE.

                  The information prepared or furnished by or on behalf of any Loan Party in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to the Borrower material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders.

                  SECTION 4.9. MARGIN REGULATIONS. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

                  SECTION 4.10. NO BURDENSOME RESTRICTIONS; NO DEFAULTS.

                  (a) Neither the Borrower nor any of its Subsidiaries (i) is a party to any Contractual Obligation (other than pre-petition Contractual Obligations subject to the automatic stay) the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that, would, in the aggregate, have a Material Adverse Effect.

                  (b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation (other than pre-petition Contractual Obligations subject to the automatic stay) owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

                  (c) No Default or Event of Default has occurred and is continuing.

                  (d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

                  SECTION 4.11. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended or (b) a "holding company," or an "affiliate", a "holding company" or a "subsidiary company" of a "holding company", as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

                  SECTION 4.12. USE OF PROCEEDS. The proceeds of the Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely as follows:
(a) with respect to Revolving Loans and Letters of Credit, (i) to repay in full all "Revolving Obligations" under and as defined in the Existing Credit Agreement (provided, that a portion of such proceeds up to an amount acceptable to the Administrative Agent may (A) be used as cash collateral for outstanding letters of credit constituting such Revolving Obligations and (B) be funded into an escrow account pending resolution of any disputed amount of such Revolving Obligations (except with respect to principal, interest or obligations pursuant to letters of credit constituting such Revolving Obligations)), (ii) to repay in full all "Term Loans" under and as defined in the Existing Credit Agreement and all other indebtedness and other obligations outstanding thereunder, (iii) to fund post-petition operating expenses of the Loan Parties incurred in the ordinary course of business, (iv) to pay certain other costs and expenses of administration of the Cases to be specified in writing to the Administrative Agent (including by notice of application for orders), and (v) for working capital, capital expenditures and other general corporate purposes of the Loan Parties not in contravention of any Requirement of Law or the Loan Documents and (b) with respect to Term Loans, to repay Revolving Loans outstanding on the Effective Date. The Borrower shall use the entire amount of the proceeds of each Loan in accordance with this Section 4.12; provided, however, that nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest, and provided, further, that the Borrower shall not use the proceeds from any Loans or Letters of Credit for any purpose that is prohibited under the Bankruptcy Code.

                  SECTION 4.13. INSURANCE. All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

                  SECTION 4.14. LABOR MATTERS.

                  (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

                  (b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower's knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

                  (c) Except as set forth on Schedule 4.14, as of the Effective Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries, other than those entered into prior to the Petition Date which are subject to the automatic stay.

                  (d) Schedule 4.14 sets forth, as of the Effective Date, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries, other than those entered into prior to the Petition Date which are subject to the automatic stay.

                  SECTION 4.15. ERISA.

                  (a) Schedule 4.15 separately identifies as of the Effective Date all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

                  (b) Each employee benefit plan of the Borrower or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

                  (c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

                  (d) Other than the Cases, there has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

                  (e) Except to the extent set forth on Schedule 4.15, none of the Borrower, any of the Borrower's Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

                  SECTION 4.16. ENVIRONMENTAL MATTERS.

                  (a) The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect.

                  (b) None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, would not have a Material Adverse Effect.

                  (c) Except as disclosed on Schedule 4.16, none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the regulations thereunder or any state analog.

                  (d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a Material Adverse Effect.

                  (e) As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

                  (f) As of the Effective Date, the Borrower and each of its Subsidiaries has made available to the Lenders, to the extent requested, copies of all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

                  SECTION 4.17. INTELLECTUAL PROPERTY. The Borrower and its Subsidiaries own or license or otherwise have the right to use all Material Intellectual Property and other material intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries. To the Borrower's knowledge, no Material Intellectual Property, slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no material claim or litigation regarding any of the foregoing is pending or threatened.

                  SECTION 4.18. TITLE; REAL PROPERTY.

                  (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all material Real Property, good title to all Inventory, Installment Contracts and Accounts and good title to all other material personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower and not disposed of since the date thereof, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower's and its Subsidiaries' right, title and interest in and to all such property.

                  (b) Set forth on Schedule 4.18 hereto is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing as of the Effective Date the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

                  (c) All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

                  (d) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those which, in the aggregate, would not have a Material Adverse Effect.

                  SECTION 4.19. SECURED, SUPER PRIORITY OBLIGATIONS.

                  (a) On and after (i) the Initial Closing Date, the provisions of the Original DIP Credit Agreement, the Loan Documents (as defined in the Original DIP Credit Agreement) and the Final Order and (ii) the Effective Date, the provision of this Agreement, the Loan Documents and the Orders, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Orders) in all right, title and interest in the Collateral, enforceable against each Loan Party that owns an interest in such Collateral.

                  (b) Pursuant to subsections 364(c)(2) and (3) of the Bankruptcy Code and the Orders, all amounts owing by the Borrower under the Facilities and by the Guarantors in respect thereof (including, without limitation, any exposure of a Lender or any of its Affiliates in respect of Cash Management Obligations or Hedging Contracts incurred on behalf of any Loan Party) will be secured by a first priority perfected Lien on the Collateral, subject only to (i) valid, perfected, nonavoidable and enforceable Liens existing as of the Petition Date, other than the Liens on the Collateral securing Prepetition Secured Indebtedness, (ii) the Carve-Out, (iii) Liens permitted under Section 8.2 (d) and (iv) post-petition Liens permitted under
Section 8.2(c), (e) and (i); provided, however, that the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, shall be senior to any Lien which is expressly stated herein to be junior to the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties.

                  (c) Pursuant to section 364(c) of the Bankruptcy Code and the Orders, all Secured Obligations of the Borrower and all Secured Obligations of the Subsidiary Guarantors (including, without limitation, any exposure of a Lender or any of its Affiliates in respect of Cash Management Obligations or Hedging Contracts incurred on behalf of any Loan Party) at all times will constitute allowed super-priority administrative expense claims in each of the Cases having priority over all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, subject only to the Carve-Out.

                  (d) Pursuant to subsections 364(d)(1) of the Bankruptcy Code and the Orders, all amounts owing by the Borrower under the Facilities and by the Guarantors in respect thereof (including, without limitation, any exposure of a Lender or any of its Affiliates in respect of Cash Management Obligations or Hedging Contracts incurred on behalf of any Loan Party) will be secured by a first priority, perfected and senior priming Lien on the Prepetition Collateral, subject only to (i) the Carve-Out, (ii) Liens permitted under
Section 8.2(d), (iii) post-petition Liens permitted under Section 8.2(c), (e) and (i) and (iv) the purchase money Lien on the Chief Executive Office.

                  (e) Each of the Orders and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed, except for (i) amendments and modifications pursuant to Section 13.1(a)(xiv) and (ii) any amendment to the Final Order pursuant to the Amended and Restated DIP Order.

                  SECTION 4.20. DEPOSIT ACCOUNTS; CONTROL ACCOUNTS. The only Deposit Accounts, Securities Accounts or Commodity Accounts maintained by any Loan Party on the Effective Date are those listed on Schedule 4.20, which sets forth such information separately for each Loan Party.

                  SECTION 4.21. TITLE; NO OTHER LIENS. Except for the Lien granted to the Administrative Agent pursuant to this Agreement, (a) each Loan Party is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or certificated securities and is the entitlement holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and owns each other item of Collateral in which a Lien is granted by it hereunder and (b) all such Collateral is owned free and clear of any and all Liens other than Liens permitted by
Section 8.2.

                  SECTION 4.22. PLEDGED COLLATERAL.

                  (a) The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by each Loan Party constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 4.22.

                  (b) All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.

                  (c) All Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests and Pledged Notes of such Loan Party as of the Effective Date are listed on Schedule 4.22.

                  (d) As of the Effective Date and at all times thereafter, all Pledged Collateral consisting of certificated securities or Instruments has been delivered to the Administrative Agent to the extent requested by the Administrative Agent.

                  (e) As of the Effective Date and at all times thereafter, all Pledged Collateral held by a Securities Intermediary in a Securities Account is, to the extent requested by the Administrative Agent, in a Control Account. (f) Other than the Pledged Partnership Interests and the Pledged LLC Interests that constitute General Intangibles, as of the Effective Date, there is no Pledged Collateral other than that represented by certificated securities or Instruments in the possession of the Administrative Agent or that consisting of Financial Assets held, to the extent requested by the Administrative Agent, in a Control Account.

                  (g) No Person other than the Administrative Agent has Control over any Investment Property of such Loan Party.

                  SECTION 4.23. INTELLECTUAL PROPERTY.

                  (a) Schedule 4.23 lists all material Intellectual Property of such Loan Party on the Effective Date, separately identifying that owned by such Loan Party and that licensed to such Loan Party. The Intellectual Property set forth on Schedule 4.23 for such Loan Party constitutes all of the intellectual property rights necessary to conduct its business.

                  (b) On the Effective Date, all Intellectual Property owned by such Loan Party is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and the use thereof in the business of such Loan Party does not infringe the intellectual property rights of any other Person, except where the foregoing to be true would not have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 4.23, on the Effective Date, none of the Intellectual Property owned by such Loan Party is the subject of any licensing or franchise agreement pursuant to which such Loan Party is the licensor or franchisor.

                  (d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Loan Party's rights in, any Intellectual Property, except where the foregoing to be true would not have a Material Adverse Effect.

                  (e) No action or proceeding seeking to limit, cancel or question the validity of any Intellectual Property owned by such Loan Party or such Loan Party's ownership interest therein is on the Effective Date pending or, to the knowledge of such Loan Party, threatened. There are no claims, judgments or settlements to be paid by such Loan Party relating to the Intellectual Property.

                                  ARTICLE V

                              FINANCIAL COVENANTS

Each of the Borrower and the other Loan Parties agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Commitment remains outstanding:

                  Section 5.1. Minimum EBITDAR.

                  (a) (i) The Borrower shall have, as of the last day of each Fiscal Month set forth below, EBITDAR for the twelve Fiscal Months ending on such day (or with respect to the Fiscal Months ending on or before October 1, 2005, the period commencing on October 3, 2004 and ending on the last day of such Fiscal Month) of not less than the amount set forth opposite such Fiscal
Month:

|--------------------------------------|----------------------------|
|            Fiscal Month              |      Minimum EBITDAR       |
|         Ending on or Aroun|d         |                            |
|--------------------------------------|----------------------------|
|           March 31, 2005             |       ($4,500,000)         |
|--------------------------------------|----------------------------|
|           April 30, 2005             |       ($7,000,000)         |
|--------------------------------------|----------------------------|
|            May 31, 2005              |       ($8,500,000)         |
|--------------------------------------|----------------------------|
|            June 30, 2005             |       ($11,000,000)        |
|--------------------------------------|----------------------------|
|            July 31, 2005             |       ($13,000,000)        |
|--------------------------------------|----------------------------|
|           August 31, 2005            |       ($14,000,000)        |
|--------------------------------------|----------------------------|
|         September 30, 2005           |       ($16,000,000)        |
|--------------------------------------|----------------------------|
|          October 31, 2005            |       ($12,500,000)        |
|--------------------------------------|----------------------------|
|          November 30, 2005           |       ($6,000,000)         |
|--------------------------------------|----------------------------|
|          December 31, 2005           |            $0              |
|--------------------------------------|----------------------------|

                           (ii) The Borrower shall have, as of the last day of the Fiscal Month ending on or around January 31, 2006 and each Fiscal Month thereafter, EBITDAR for the twelve Fiscal Months ending on such day of not less than amounts to be established by the Administrative Agent, pursuant to the last paragraph of this Article V, in its sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions.

                  (b) (i) The Borrower shall have, as of the last day of each Fiscal Month set forth below, EBITDAR for the twelve Fiscal Months ending on such day (or with respect to the Fiscal Months ending on or before October 1, 2005, the period commencing on October 3, 2004 and ending on the last day of such Fiscal Month) of not less than the amount set forth opposite such Fiscal
Month:

|--------------------------------------|----------------------------|
|            Fiscal Month              |      Minimum EBITDAR       |
|         Ending on or Around          |                            |
|--------------------------------------|----------------------------|
|           March 31, 2005             |       ($5,250,000)         |
|--------------------------------------|----------------------------|
|           April 30, 2005             |       ($7,750,000)         |
|--------------------------------------|----------------------------|
|            May 31, 2005              |       ($9,250,000)         |
|--------------------------------------|----------------------------|
|            June 30, 2005             |       ($11,750,000)        |
|--------------------------------------|----------------------------|
|            July 31, 2005             |       ($13,750,000)        |
|--------------------------------------|----------------------------|
|           August 31, 2005            |       ($14,750,000)        |
|--------------------------------------|----------------------------|
|         September 30, 2005           |       ($16,750,000)        |
|--------------------------------------|----------------------------|
|          October 31, 2005            |       ($13,250,000)        |
|--------------------------------------|----------------------------|
|          November 30, 2005           |       ($6,750,000)         |
|--------------------------------------|----------------------------|
|          December 31, 2005           |        ($750,000)          |
|--------------------------------------|----------------------------|

                           (ii) The Borrower shall have, as of the last day of the Fiscal Month ending on or around January 31, 2006 and each Fiscal Month thereafter, EBITDAR for the twelve Fiscal Months ending on such day of not less than amounts to be established by the Administrative Agent, pursuant to the last paragraph of this Article V, in its sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions; provided, however, that the amounts established pursuant to this
         Section 5.1(b)(ii) shall be less restrictive to the Borrower than the amounts established pursuant to Section 5.1(a)(ii) for each Fiscal Month by $750,000.

                  Section 5.2. Capital Expenditures.

                  (a) (i) The Borrower shall not permit Capital Expenditures (other than Capital Expenditures permitted pursuant to Section 8.1(k)) to be made or incurred during the calendar year ended December 31, 2005 to be in excess of $5,000,000.

                           (ii) The Borrower shall not permit Capital
         Expenditures (other than Capital Expenditures permitted pursuant to Section 8.1(k)) to be made or incurred during the calendar year ended December 31, 2006 and each calendar year thereafter to be in excess of amounts to be established by the Administrative Agent, pursuant to the last paragraph of this Article V, in its sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions.

                  (b) (i) The Borrower shall not permit Capital Expenditures (other than Capital Expenditures permitted pursuant to Section 8.1(k)) to be made or incurred during the calendar year ended December 31, 2005, together with any Capital Expenditures made or incurred pursuant to Section 5.2(a)(i), to be in excess of $5,500,000.

                           (ii) The Borrower shall not permit Capital
         Expenditures (other than Capital Expenditures permitted pursuant to Section 8.1(k)) to be made or incurred during the calendar year ended December 31, 2006 and each calendar year thereafter, together with any Capital Expenditures made or incurred pursuant to Section 5.2(a)(ii), to be in excess of amounts to be established by the Administrative Agent, pursuant to the last paragraph of this Article V, in its sole discretion exercised reasonably and in accordance with customary business practices for its comparable asset based transactions; provided, however, that the amounts established pursuant to this Section 5.2(b)(ii) shall be less restrictive to the Borrower than the amounts established pursuant to Section 5.2(a)(ii) for each calendar year by $500,000.

                  The Administrative Agent shall, in consultation with the Borrower and Harbert, establish the respective amounts for each of the financial covenants referred to in Sections 5.1(a)(ii), 5.1(b)(ii), 5.2(a)(ii) and 5.2(b)(ii) on or before January 15, 2006 based upon the Administrative Agent's analysis of the Borrower's annual business plan for the calendar year beginning January 1, 2006 delivered by the Borrower pursuant to Section 6.1(e) (or, if the Borrower shall fail to deliver such annual business plan in accordance with Section 6.1(e), based upon the Administrative Agent's analysis of the most recent information available to the Administrative Agent). Such analysis by the Administrative Agent and the establishment of such covenant levels shall be conducted reasonably and in accordance with customary business practices for its comparable asset based transactions. Upon the Administrative Agent establishing the respective amounts for each of the financial covenants referred to in Sections 5.1(a)(ii), 5.1(b)(ii), 5.2(a)(ii) and 5.2(b)(ii), such amounts shall be deemed incorporated into such provisions of this Agreement pursuant to an annex to this Agreement delivered by the Administrative Agent to the Borrower.

                                  ARTICLE VI

                              REPORTING COVENANTS

                  Each of the Borrower and the other Loan Parties agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

                  SECTION 6.1. FINANCIAL STATEMENTS. The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

                  (a) Monthly Reports. Within 30 days after the end of each Fiscal Month, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Interim Projections or, if applicable, the latest business plan provided pursuant to clause (e) below for the current Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments and adjustments required in connection with the resolution of the Borrower's outstanding accounting issues with the agreement of the Borrower's Accountants).

                  (b) Annual Reports. As soon as available after the end of each Fiscal Year, and in any event, after delivery of the financial information required by clause (h) below, within 90 days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP (subject to adjustments required in connection with the resolution of the Borrower's outstanding accounting issues with the agreement of the Borrower's Accountants) and certified, in the case of such Consolidated Financial Statements, (i) prior to delivery of the financial information required by clause (h) below, by a Responsible Officer of the Borrower as fairly presenting the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to adjustments required in connection with the resolution of the Borrower's outstanding accounting issues with the agreement of the Borrower's Accountants), and (ii) after delivery of the restated financial information required by clause (h) below, without qualification as to the scope of the audit by the Borrower's Accountants, together with the report of such accounting firm stating that (A) such Financial Statements fairly present the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower's Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements), and (B) the examination by the Borrower's Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenants contained in Article V has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

                  (c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clauses (a) and (b) of this Section 6.1, a certificate of a Responsible Officer of the Borrower (each, a "Compliance Certificate") (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in
Article V which is tested on a monthly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

                  (d) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d) or otherwise) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to this Agreement or any Collateral Document by any Loan Party in the preceding Fiscal Month have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (d) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (d) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

                  (e) Business Plan. Not later than December 31 of each calendar year, and containing substantially the types of financial information contained in the Interim Projections, (i) the annual business plan of the Borrower and its Subsidiaries for the period beginning on January 1 of the next succeeding calendar year and ending on the second anniversary of the Initial Closing Date approved by the Board of Directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal month in the next succeeding calendar year, and (iii) forecasts prepared by management of the Borrower for each of the succeeding calendar years through the calendar year in which the Revolving Credit Termination Date is scheduled to occur, including, in each instance described in clause (ii) and clause (iii) above,
(A) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (B) a statement of all of the material assumptions on which such forecasts are based.

                  (f) Management Letters, Etc. Promptly after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower's Accountants);

                  (g) Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a) of this Section 6.1, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Borrower; provided, however, that such summary shall not be required for intercompany Indebtedness among Loan Parties.

                  (h) Restated Financial Statements. As soon as available audited restated financial statements regarding the Borrower and its Subsidiaries for Fiscal Year 2002 and audited financial statements regarding the Borrower and its Subsidiaries for the Fiscal Years 2003 and 2004, each consisting of Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of each such Fiscal Year and related statements of income and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year, all prepared in conformity with GAAP and certified, without qualification as to the scope of the audit, by the Borrower's Accountants.

                  (i) Cash Flows. The Borrower shall deliver, as soon as available and in any event not later than Monday of each week, a 13-week rolling cash flow forecast, which forecast shall (i) detail projected cash receipts and cash disbursements on a weekly basis for the current week and the next 12 weeks, (ii) set forth in comparative form the actual cash receipts and cash disbursements for the prior week and the variance from the projections for such prior week and (iii) otherwise be in form and detail reasonably satisfactory to the Administrative Agent.

                  SECTION 6.2. DEFAULT NOTICES. As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

                  SECTION 6.3. LITIGATION. Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any of its Subsidiaries that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability in an amount aggregating $1,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.

                  SECTION 6.4. ASSET SALES. Prior to any Asset Sale whose Net Cash Proceeds (or Dollar Equivalent thereof) are anticipated to exceed $500,000 (other than in connection with a going out of business sale), the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

                  SECTION 6.5. SEC FILINGS; PRESS RELEASES. Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Borrower sends to its security holders generally, (b) all reports and registration statements that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or its creditors generally.

                  SECTION 6.6. LABOR RELATIONS. Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person's plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

                  SECTION 6.7. TAX RETURNS. Upon the request of any Lender, through the Administrative Agent, the Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes).

                  SECTION 6.8. INSURANCE. As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, and at such other times requested by the Administrative Agent, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (b) an insurance broker's statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Administrative Agent has been named as loss payee or additional insured, as applicable; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than two such reports during any calendar year.

                  SECTION 6.9. ERISA MATTERS. The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

                  (a) promptly and in any event within 30 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred, written notice describing such event;

                  (b) promptly and in any event within 10 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

                  (c) simultaneously with the date that the Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

                  SECTION 6.10. ENVIRONMENTAL MATTERS. The Borrower shall provide the Administrative Agent promptly and in any event within 10 days of the Borrower or any Subsidiary of the Borrower learning of any of the following, written notice of each of the following:

                  (a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                  (b) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

                  (c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                  (d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                  (e) any proposed acquisition of stock, assets or real estate, any proposed leasing of property, or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                  (f) any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that in the aggregate have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that in the aggregate would have cost $1,000,000 or more or that shall subject the Loan Parties to additional Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000; and

                  (g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement immediately.

                  SECTION 6.11. BORROWING BASE DETERMINATION.

                  (a) The Borrower shall deliver, as soon as available and in any event not later than Thursday of each week, a Borrowing Base Certificate as of the close of business on the immediately prior Saturday, each executed by a Responsible Officer of the Borrower.

                  (b) The Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the Administrative Agent, such appraisals, investigations and reviews as the Administrative Agent shall request for the purpose of determining the Borrowing Base, all upon notice and at such times during normal business hours and as often as may be reasonably requested, and all of which appraisals, investigations and reviews shall (if applicable) be prepared by third parties acceptable to and engaged by the Administrative Agent; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall request (i) no more than four such appraisals, investigations and reviews with respect to the Inventory of the Borrower and its Subsidiaries and (ii) no more than four such appraisals, investigations and reviews with respect to the Accounts and Installment Contracts of the Borrower and its Subsidiaries, in each case during any calendar year; provided, further that, if requested by the Borrower, the Administrative Agent will (unless the Administrative Agent reasonably objects thereto), obtain or conduct such appraisals, investigations and reviews at such additional times as the Borrower may reasonably request (including after the completion of the Borrower's going-out-of-business sale program). The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

                  (c) The Borrower shall promptly notify the Administrative Agent in writing in the event that at any time a Responsible Officer of the Borrower receives or otherwise gains knowledge that (i) the Borrowing Base is less than 90% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (a) above or (ii) the outstanding Revolving Credit Outstandings exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess.

                  (d) The Administrative Agent may, at the Borrower's sole cost and expense, make test verifications of the Accounts and physical verifications of the Inventory in any manner and through any medium that the Administrative Agent considers advisable, and the Borrower shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent's request and at the expense of the Borrower, the Borrower shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than four such reports during any calendar year.

                  SECTION 6.12. CUSTOMER CONTRACTS. Promptly after any Loan Party becoming aware of the same, the Borrower shall give the Administrative Agent written notice of any cancellation, termination or loss of any post-petition material Contractual Obligation of a customer to a Loan Party or other customer arrangement.

                  SECTION 6.13. TAX REPORTING. Promptly after the Borrower determines that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 of the Code, the Borrower shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

                  SECTION 6.14. BANKRUPTCY COURT. The Borrower shall deliver to the Administrative Agent and the Administrative Agent's counsel all material pleadings, motions and other documents filed on behalf of any of the Loan Parties with the Bankruptcy Court.

                  SECTION 6.15. OTHER INFORMATION. The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as the Administrative Agent, any Revolving Credit Lender through the Administrative Agent or any Term Loan Lender may from time to time reasonably request.

                                 ARTICLE VII

                             AFFIRMATIVE COVENANTS

                  Each of the Borrower and the other Loan Parties agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

                  SECTION 7.1. PRESERVATION OF CORPORATE EXISTENCE, ETC. Such Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 and 8.7 or where the failure to maintain such rights or franchises would not have a Material Adverse Effect.

                  SECTION 7.2. COMPLIANCE WITH LAWS, ETC. Such Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, post-petition Contractual Obligations and Permits, except where the failure so to comply would not in the aggregate have a Material Adverse Effect.

                  SECTION 7.3. CONDUCT OF BUSINESS. Such Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with such Loan Party or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not in the aggregate have a Material Adverse Effect.

                  SECTION 7.4. PAYMENT OF TAXES, ETC. Such Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all material lawful governmental claims, taxes, assessments, charges and levies arising after the Petition Date, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of such Loan Party or the appropriate Subsidiary in conformity with GAAP.

                  SECTION 7.5. MAINTENANCE OF INSURANCE. Such Loan Party shall
(a) maintain, and cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates, and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Loan Document and (b) cause all such insurance to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days' written notice thereof to the Administrative Agent.

                  SECTION 7.6. ACCESS. Such Loan Party shall, and shall cause each of its Subsidiaries to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within three Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of such Loan Party and each of its Subsidiaries, (b) visit the properties of such Loan Party and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of such Loan Party and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with any of such Loan Party's certified public accountants (including the Borrower's Accountants). Such Loan Party shall authorize its certified public accountants (including the Borrower's Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of such Loan Party or any of its Subsidiaries.

                  SECTION 7.7. KEEPING OF BOOKS. Such Loan Party shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of such Loan Party and each such Subsidiary.

                  SECTION 7.8. MAINTENANCE OF PROPERTIES, ETC. Except as otherwise required by the Bankruptcy Code, such Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) all of its properties which are necessary in the conduct of its business in good working order and condition, (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are used or useful or necessary in the conduct of its business, and (c) all Intellectual Property with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

                  SECTION 7.9. APPLICATION OF PROCEEDS. The Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.12.

                  SECTION 7.10. ENVIRONMENTAL. Except as otherwise required by the Bankruptcy Code or where the failure of the Loan Parties to do so would not have a Material Adverse Effect, such Loan Party shall, and shall cause each of its Subsidiaries to comply in all material respects with Environmental Laws and, without limiting the foregoing, such Loan Party shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of such Loan Party or any of its Subsidiaries incurring Environmental Liabilities and Costs that would have a Material Adverse Effect (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

                  SECTION 7.11. ADDITIONAL COLLATERAL AND GUARANTIES.

                  To the extent not delivered to the Administrative Agent on or before the Effective Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Effective
Date), each Loan Party agrees promptly to do, or cause each Subsidiary of such Loan Party to do, each of the following, unless otherwise agreed by the Administrative Agent:

                  (a) deliver to the Administrative Agent a duly-executed Joinder Agreement (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Subsidiary of each Loan Party guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree, or (y) such guaranty can be given without resulting in any material adverse tax consequences for the Loan Parties and their Subsidiaries, taken as a whole (including any Person that becomes a Loan Party as a result of such pledge or grant), in no event shall any Non-U.S. Person be required to guaranty or secure the payment of the Obligations;

                  (b) deliver to the Administrative Agent a duly-executed Joinder Agreement and, if applicable, joinders and amendments to the other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party or any Subsidiary of any Loan Party and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party or any Subsidiary of any Loan Party; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree or (y) such pledge or grant can be made without resulting in any material adverse tax consequences for the Loan Parties and their Subsidiaries, taken as a whole (including any Person that becomes a Loan Party as a result of such pledge or grant), in no event shall any Loan Party or any Subsidiary thereof be required to pledge (i) in excess of 65% of the outstanding Voting Stock of any Non-U.S. Person that is a direct Subsidiary of the Borrower or of any Subsidiary of the Borrower that is a Domestic Person or (ii) unless such Stock is otherwise held by the Borrower or any Subsidiary of the Borrower that is a Domestic Person, any of the Stock of any a Subsidiary of such direct Subsidiary;

                  (c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Notes (other than those Pledged Notes issued by officers of the Loan Parties prior to the Petition Date which are not in the custody of the Loan Parties or any agent under the Existing Credit Agreement) and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the Joinder Agreement, joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Notes and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

                  (d) if such Subsidiary is party to a Case, to obtain an order of the Bankruptcy Court confirming in such Subsidiary's Case extension of the terms of the Orders to such new Subsidiary as a debtor and a debtor in possession;

                  (e) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and

                  (f) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;

provided, however, that the requirements of this Section 7.11 shall not be applicable to FCJV, L.P. so long as it has no assets.

                  SECTION 7.12. CONTROL ACCOUNTS; APPROVED DEPOSIT ACCOUNTS.

                  (a) Each such Loan Party shall, and shall cause each of its Subsidiaries to, (x) deposit or cause to be deposited in the Cash Concentration Account all cash they receive within one Business Day of such receipt; provided, however, that such period shall be extended to two Business Days in the case of any such cash which is deposited in, or transferred to, an Approved Deposit Account prior to it being transferred to the Cash Concentration Account, (y) not establish or maintain any Securities Account that is not a Control Account and (z) not establish or maintain any Deposit Account (other than Deposit Accounts existing on the date hereof) other than with a Deposit Account Bank; provided, however, that such Loan Party and each of its respective Subsidiaries may (A) maintain payroll, withholding tax, escrow and other fiduciary accounts, (B) maintain accounts with the Administrative Agent, (C) maintain petty cash at stores in the ordinary course of business and consistent with past practice in all material respects in an aggregate amount not to exceed $350,000, (D) maintain balances in accounts in respect of items that have not yet cleared or to fund pending disbursements from such accounts, (E) maintain cash balances in a segregated account with Bank of America, N.A. solely as collateral for Automatic Clearinghouse (ACH) functions performed by Bank of America, N.A. with respect to any Loan Party as long as the aggregate balance in such account does not exceed $1,500,000 and
(F) maintain other accounts with cash balances as long as the aggregate balance in all such accounts does not exceed $500,000.

                  (b) Each such Loan Party shall, and shall cause each of its Subsidiaries to, (x) from and after June 15, 2005 (or such later date as approved by the Administrative Agent in its sole discretion), instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to the Cash Concentration Account or an Approved Deposit Account that directly or indirectly sweeps collected and cleared funds to the Cash Concentration Account on each Business Day (except with respect to retail purchasers making payments pursuant to installment sale contracts) and (y) except to the extent such Proceeds are maintained in accordance with the proviso in clause (a) above, deposit in the Cash Concentration Account, an Approved Deposit Account or another deposit account that directly or indirectly sweeps collected and cleared funds to the Cash Concentration Account on each Business Day immediately upon receipt all Proceeds of such Accounts and General Intangibles received by such Loan Party or any of its respective Subsidiaries from any other Person.

                  (c) In the event (i) any Loan Party, any Subsidiary of any Loan Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of a Deposit Account Bank has materially deteriorated, each Loan Party shall, and shall cause each of its Subsidiaries to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

                  (d) In the event (i) any Loan Party, any Subsidiary of any Loan Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, each Loan Party shall, and shall cause each of its Subsidiary to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

                  (e) The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine. The Borrower agrees that each such Cash Collateral Account shall be under the sole dominion and control of the Administrative Agent and that the Administrative Agent shall be the Entitlement Holder with respect to each such Cash Collateral Account that is a Securities Account and the only Person authorized to give Entitlement Orders with respect to each such Securities Account. Without limiting the foregoing, funds on deposit in any such Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the Borrower, any Subsidiary of the Borrower or any other Loan Party or Person claiming on behalf of or through the Borrower, any Subsidiary of the Borrower or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.9(d) (Mandatory Prepayments).

                  SECTION 7.13. LANDLORD WAIVERS AND BAILEE'S LETTERS. Such Loan Party shall, and shall cause each of its Subsidiaries to deliver such Landlord Waivers and Bailee's Letters as the Administrative Agent shall request in its sole discretion exercised reasonably with respect to any Collateral that is located in a public warehouse or in possession of a bailee or in a facility leased by a Loan Party and the Liens and other unstayed rights of the applicable warehouseman, bailee, or lessor are senior to or pari passu with the Liens of the Administrative Agent.

                  SECTION 7.14. PLAN OF REORGANIZATION. The Loan Parties shall file a Plan of Reorganization with the Bankruptcy Court on or before February 28, 2006, which Plan of Reorganization shall permit any conversion or repayment in cash of the Term Loans required by Section 2.19, and concurrently therewith the Borrower shall deliver to the Term Loan Lender (x) to the extent financing is required for such Plan of Reorganization, a copy of a valid and executed commitment letter (subject to customary conditions) from a financial institution or other plan sponsor evidencing a commitment from such person to finance such plan of reorganization by way of a loan or other cash infusion and (y) a certificate signed by a senior officer of the Borrower certifying that the Borrower reasonably believes in good faith that such Plan of Reorganization is feasible and likely to be confirmed within a reasonable time. In addition, the Borrower shall thereafter pursue the timely confirmation of such Plan of Reorganization in good faith; provided, that if the Borrower subsequently loses its financing commitment or otherwise believes in good faith that such Plan of Reorganization is no longer likely to be confirmed within a reasonable time, the Borrower shall have 60 days within which to file another Plan of Reorganization that otherwise satisfies the requirements of this Section 7.14.

                                 ARTICLE VIII

                              NEGATIVE COVENANTS

                  Each of the Borrower and the other Loan Parties agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

                  SECTION 8.1. INDEBTEDNESS. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

                  (a) the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (i) below) and Guaranty Obligations in respect thereto;

                  (b) Indebtedness existing on the Initial Closing Date and disclosed on Schedule 8.1;

                  (c) Guaranty Obligations incurred by the Borrower or any Subsidiary Guarantor in respect of Indebtedness of the Borrower or any Subsidiary Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above);

                  (d) Capital Lease Obligations and purchase money Indebtedness incurred by such Loan Party or a Subsidiary of such Loan Party after the Petition Date to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.2 (Capital Expenditures) and that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $1,000,000 (or such higher amount as may be agreed to by the Administrative Agent) at any time;

                  (e) Renewals, extensions, refinancings and refundings of Indebtedness incurred after the Petition Date and permitted by clause (d) of this Section 8.1; provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any Subsidiary of the Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

                  (f) Indebtedness arising from intercompany loans (i) from the Borrower to any Subsidiary Guarantor, (ii) from any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, (iii) from any Subsidiary of the Borrower that is not a Subsidiary Guarantor to the Borrower or to any other Subsidiary of the Borrower or (iv) from the Borrower or any Subsidiary Guarantor to any Subsidiary of the Borrower that is not a Subsidiary Guarantor; provided, however, that, in the case of clause (iv), the Investment in the intercompany loan to such Subsidiary is permitted under Section 8.3;

                  (g) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

                  (h) Obligations under Hedging Contracts permitted under
Section 8.17 (No Speculative Transactions);

                  (i) the assumption of Indebtedness under the Vendor Lien Program on such terms as are agreed upon by the Loan Parties and the applicable vendors, but only to the extent such assumption constitutes a Permitted Transaction;

                  (j) Indebtedness which constitute Investments permitted by
Section 8.3 (other than clause (g) thereof);

                  (k) Capital Lease Obligations and purchase money Indebtedness incurred by the Loan Parties to finance the acquisition of a point of sale system; provided, however, that (i) the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $5,000,000 and (ii) promptly after the execution thereof, the Borrower shall have delivered to the Administrative Agent true and correct copies of all agreements, documents or instruments at any time executed and/or delivered by the Borrower or any of its Subsidiaries in connection therewith or related thereto; and

                  (l) Indebtedness not otherwise permitted hereby in an aggregate outstanding amount not to exceed $1,000,000 at any time.

                  SECTION 8.2. LIENS, ETC. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

                  (a) Liens created pursuant to the Loan Documents;

                  (b) Liens existing on the Initial Closing Date and disclosed on Schedule 8.2 which (except for the purchase money Lien on the Chief Executive Office) are fully subordinated to the Liens of the Administrative Agent pursuant to the Orders;

                  (c) Customary Permitted Liens on the assets of the Borrower and its Subsidiaries;

                  (d) (i) purchase money Liens granted by such Loan Party or any Subsidiary of such Loan Party (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of such Loan Party's or such Subsidiary's acquisition thereof) securing Indebtedness permitted under Section 8.1(d) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease; and (ii) Liens granted by such Loan Party or any Subsidiary of such Loan Party securing Capital Lease Obligations and purchase money Indebtedness permitted under
Section 8.1(k) and limited in each case to the property subject to such Capital Lease or purchased with the proceeds of such purchase money Indebtedness;

                  (e) deposits or letters of credit, in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder;

                  (f) Liens on the Collateral granted as adequate protection or with respect to the Vendor Lien Program pursuant to an order of the Bankruptcy Court entered on or prior to the Initial Closing Date or with the approval of the Administrative Agent; provided, however, that all such Liens granted after the Initial Closing Date shall be on terms acceptable to the Administrative Agent, including with respect to the subordination of all such Liens to the Liens of the Administrative Agent, and shall not permit the holder of any such Lien to object to any disposition of any of the Collateral, whether such disposition is made pursuant to a foreclosure by the Administrative Agent or otherwise;

                  (g) Liens granted pursuant to the Vendor Lien Program to the extent constituting a Permitted Transaction;

                  (h) Liens in respect of the Carve-Out;

                  (i) Liens on goods consigned to a Loan Party or their Subsidiaries in connection with consignment arrangements, provided, that (i) such consignment arrangement entered into after the date of this Agreement is evidenced by a written agreement in form and substance satisfactory to the Administrative Agent and (ii) such Lien is limited to such goods only during any such consignment; and

                  (j) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts that are prepetition claims, that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP.

                  SECTION 8.3. INVESTMENTS. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

                  (a) Investments existing on the Initial Closing Date and disclosed on Schedule
8.3;

                  (b) Investments in cash and Cash Equivalents with respect to which the Administrative Agent has a valid, perfected and enforceable first priority Lien subject only to the Carve-Out;

                  (c) Investments in Payment Intangibles, Chattel Paper and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent in all material respects with the past practice of such Loan Party and its Subsidiaries;

                  (d) Investments received in settlement of amounts due to such Loan Party or any Subsidiary of such Loan Party created in the ordinary course of business;

                  (e) Investments by (i) the Borrower in any Subsidiary Guarantor, or any Subsidiary Guarantor in the Borrower or in any other Subsidiary Guarantor, (ii) a Subsidiary of the Borrower that is not a Subsidiary Guarantor in the Borrower or in any other Subsidiary of the Borrower or, (iii) the Borrower or any Subsidiary Guarantor in a Subsidiary that is not a Subsidiary Guarantor; provided, however, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $250,000 at any time;

                  (f) loans or advances to employees of such Loan Party or any of its Subsidiaries in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $250,000 at any time;

                  (g) Indebtedness and Guaranty Obligations permitted by
Section 8.1;

                  (h) Investments received in connection with the conversion, exchange or settlement (as part of a plan of reorganization of any Crescent Party or otherwise) of Investments disclosed on Schedule 8.3 or claims against any Crescent Party pursuant to Permitted Transactions;

                  (i) Investments to fund Capital Expenditures permitted by
Section 5.2; and

                  (j) Investments not otherwise permitted hereby in an aggregate outstanding amount not to exceed $250,000 at any time.

                  SECTION 8.4. SALE OF ASSETS. Such Loan Party will not, and will not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity, but excluding collection, of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of its assets or issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an "Asset Sale"), except for the following:

                  (a) the sale or disposition of Inventory in the ordinary course of business;

                  (b) the sale or disposition of Equipment that has become obsolete or is replaced in the ordinary course of business;

                  (c) a true lease or sublease of Real Property not constituting indebtedness and not constituting a sale and leaseback transaction;

                  (d) assignments and licenses of Intellectual Property of the Borrower and its Subsidiaries in the ordinary course of business;

                  (e) Permitted Transactions;

                  (f) the disposition of Cash Equivalents in the ordinary course of business;

                  (g) any Asset Sale between Loan Parties or, on an arms-length basis, from a Subsidiary of the Borrower that is not a Subsidiary Guarantor to the Borrower or to any other Subsidiary of the Borrower; and

                  (h) the disposition of assets in the ordinary course of business in connection with the closure of up to 10 retail stores each calendar year;

provided further, that the foregoing limitations are not intended to prevent such Loan Party from rejecting unexpired leases or executory contracts pursuant to section 365 of the Bankruptcy Code in connection with the Cases.

                  SECTION 8.5. RESTRICTED PAYMENTS. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor.

                  SECTION 8.6. RESTRICTION ON FUNDAMENTAL CHANGES. Such Loan Party shall not, and shall not permit any of its Subsidiaries to (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any joint venture or partnership with any Person or (f) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower (unless such Subsidiary becomes a Subsidiary pursuant to a Permitted Transaction), the Borrower is in compliance with
Section 7.11 and the Investment in such Subsidiary is permitted under Section 8.3(c).

                  SECTION 8.7. CHANGE IN NATURE OF BUSINESS. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature of its business as carried on at the date hereof.

                  SECTION 8.8. TRANSACTIONS WITH AFFILIATES. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, except with respect to the transactions disclosed on Schedule 8.8, for Permitted Transactions or as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower which is not a Subsidiary of the Borrower; (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower which is not a Subsidiary of the Borrower; (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower which is not a Subsidiary of the Borrower; (d) repay any Indebtedness to any Affiliate of the Borrower which is not a Subsidiary of the Borrower; or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower which is not a Subsidiary Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for, in the case of clause (e), (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or such Subsidiary Guarantor as would be obtained in a comparable arm's length transaction with a Person not an Affiliate thereof, (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Subsidiaries and (iii) transactions with Harbert and its Affiliates on an arm's length basis.

                  SECTION 8.9. RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS; NO NEW NEGATIVE PLEDGE. Except pursuant to the Loan Documents, any pre-petition Contractual Obligations subject to the automatic stay and any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by clause (d) or (e) of Section 8.1 (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby), such Loan Party shall not, and shall not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

                  SECTION 8.10. RESTRICTIONS ON MODIFICATION OF CERTAIN DOCUMENTS AND OPTIONAL PREPAYMENTS.

                  (a) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for (i) changes and amendments which do not materially affect the rights and privileges of such Loan Party or any of its Subsidiaries, and do not materially affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral, (ii) changes pursuant to a Plan of Reorganization and (iii) changes that are otherwise expressly permitted in this Agreement.

                  (b) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, (i) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (except in each case (A) in respect of the Loans, (B) to the extent permitted by Section 8.1(e) and (C) with respect to the Vendor Lien Program to the extent it is a Permitted Transaction), (ii) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness (other than (A) any such amendment, modification, waiver or other change which (Y) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries and (Z) does not involve the payment of a consent fee) or (B) with respect to the Vendor Lien Program to the extent it is a Permitted Transaction), or (iii) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Vendor Lien Program (other than (A) any such amendment, modification, waiver or other change which (Y) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries and
(Z) does not involve the payment of a consent fee) or (B) to the extent it is a Permitted Transaction).

                  (c) If a Default or Event of Default has occurred and is continuing, such Loan Party shall not, and shall not permit any of its Subsidiaries to, prepay or repay any post-petition Indebtedness for borrowed money authorized by the Bankruptcy Court, other than prepayments or repayments of any Indebtedness which is permitted to be outstanding or incurred by
Section 8.1 as in effect on the Effective Date.

                  SECTION 8.11. ACCOUNTING CHANGES; FISCAL YEAR. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, change its
(a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law or in connection with any resolution of the Borrower's outstanding accounting issues with the agreement of the Borrower's Accountants and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year.

                  SECTION 8.12. MARGIN REGULATIONS. The Borrower shall not, and shall not permit any of its Subsidiaries to use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

                  SECTION 8.13. SALE/LEASEBACKS. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transactions.

                  SECTION 8.14. NO SPECULATIVE TRANSACTIONS. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

                  SECTION 8.15. COMPLIANCE WITH ERISA. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, or cause or permit any ERISA Affiliate to, cause or permit to occur (a) an event which could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events (other than the Cases) that would have a Material Adverse Effect in the aggregate.

                  SECTION 8.16. ENVIRONMENTAL. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that such Loan Party shall not be deemed in violation of this Section 8.16 if, as the consequence of all such Releases, such Loan Party would not incur Environmental Liabilities and Costs that would have a Material Adverse Effect.

                  SECTION 8.17. CHAPTER 11 CLAIMS. Notwithstanding anything to the contrary contained in Sections 8.1 and 8.2, such Loan Party shall not, and shall not permit any of its Subsidiaries to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other super-priority claim or lien which is pari passu with or senior to the claims of the Secured Parties against the Loan Parties hereunder (other than to incur Indebtedness that will repay in full the Obligations and terminate the Facilities; provided, that the incurrence of such Indebtedness shall be conditioned by the Bankruptcy Court upon the repayment in full of the Obligations and termination of the Facilities), or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out and post-petition Liens permitted by Section 8.2(c), (d), (e) or (i) or (b) the extension of any existing adequate protection or the grant of further adequate protection or apply to the Bankruptcy Court for authority to do so, in each case pursuant to this clause (b) without the consent of the Administrative Agent in its sole discretion and except, in the case of this clause (b) only, with respect to the Vendor Lien Program to the extent contemplated as a Permitted Transaction and Permitted Prepetition Claim Payments.

                  SECTION 8.18. THE ORDERS. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, make or seek any change, amendment or modification, or any application or motion for any change, amendment or modification, to either Order, except for any amendment to the Final Order pursuant to the Amended and Restated DIP Order.

                  SECTION 8.19. DISPUTED CLAIMS. The Loan Parties shall not, without the prior written approval of the Administrative Agent, settle the "Disputed Claims" (as defined in the Final Order) with respect to amounts alleged to be payable pursuant to the Existing Credit Agreement (other than any claims with respect to indemnities under the Existing Credit Agreement) for an aggregate amount in excess of $5,000,000; provided, however, that (i) no amount of the Disputed Claims or any settlement payments with respect thereto may be made by or on behalf of the Loan Parties except (x) pursuant to the effectiveness of a Plan of Reorganization that provides for such payment following the Discharge of Revolving Credit Obligations or (y) following the Discharge of Revolving Credit Obligations and the payment in full of all Term Loans and all other Obligations (other than contingent indemnification obligations not then due and payable) and (ii) no additional adequate protection shall be granted with respect thereto unless approved by the Administrative Agent.

                                  ARTICLE IX

                               EVENTS OF DEFAULT

                  SECTION 9.1. EVENTS OF DEFAULT. Each of the following events shall be an Event of Default:

                  (a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

                  (b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

                  (c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

                  (d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.1, 6.2, 6.11(a), 7.1, 7.6, 7.9, 7.11, 7.12, 7.14 or Article VIII, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 10 Business Days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

                  (e) (i) the Borrower or any of its Subsidiaries shall fail to make any payment on any post petition Indebtedness (other than the Obligations) of the Borrower or any such Subsidiary (or any Guaranty Obligation in respect of Indebtedness of any other Person) and, in each case such failure relates to Indebtedness having a principal amount of $1,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such post petition Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such post petition Indebtedness; or (iii) any such post petition Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment or customary mandatory prepayment provision), prior to the stated maturity thereof; or (f) the Loan Documents and the Orders shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided herein pursuant to section 364 of the Bankruptcy Code against each Loan Party, or any Loan Party shall so allege in any pleading filed in any court or any material provision of any Loan Document shall, for any reason, cease to be valid and binding on each Loan Party party thereto or any Loan Party shall so state in writing; or

                  (g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $1,000,000, to the extent not covered by insurance, shall be rendered against one or more of any Loan Party and its Subsidiaries and either
(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) an ERISA Event (other than the Cases) shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $1,000,000 in the aggregate; or

                  (i) there shall occur any Change of Control; or

                  (j) any of the Cases shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Cases), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting any such relief; or an application shall be filed by any Loan Party for the approval of, or there shall arise, (i) any other Claim having priority senior to or pari passu with the claims of the Administrative Agent and the Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code (other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein; or

                  (k) any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving payment of any prepetition Claim (other than Permitted Prepeptition Claim Payments), (ii) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets (other than certain assets identified by the Borrower and agreed to by the Administrative Agent) having a book value in excess of $1,000,000 in the aggregate, (iii) except to the extent the same would not constitute a Default under any of the previous clauses, approving any settlement or other stipulation with any creditor of any Loan Party, other than the Administrative Agent and the Lenders, or otherwise providing for payments as adequate protection or otherwise to such creditor individually or in the aggregate in excess of $100,000 for any and all such creditors; or (iv) approving payment of or granting any adequate protection with respect to pre-petition Indebtedness (other than Permitted Prepeptition Claim Payments or otherwise as approved by the Administrative Agent in its sole discretion, the Requisite Lenders and the Bankruptcy Court, and subject to exceptions for payments made pursuant to orders made prior to the Initial Closing Date, and other exceptions, which are in each case acceptable to the Administrative Agent in it sole discretion, provided, however, that any extension or replacement, without the approval of the Administrative Agent in its sole discretion, of any adequate protection or budget approval rights granted pursuant to such orders of the Bankruptcy Court made on or prior to the Initial Closing Date shall in any event constitute an Event of Default); or

                  (l) (i) the Final Order or the Amended and Restated DIP Order shall cease to be in full force and effect, or (ii) any Loan Party shall fail to comply with the terms of the Final Order (as amended by the Amended and Restated DIP Order) or the Amended and Restated DIP Order in any material respect, or (iii) the Final Order or the Amended and Restated DIP Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any of the Loan Parties shall apply for authority to do so) without the written consent of the Requisite Revolving Credit Lenders and the Requisite Term Loan Lenders, except to the extent expressly provided in the Amended and Restated DIP Order; or

                  (m) the Bankruptcy Court shall enter an order appointing a trustee, responsible officer or an examiner with powers beyond the duty to investigate and report, as set forth in section 1106(a)(3) and (4) of the Bankruptcy Code, in any of the Cases; or

                  (n) one or more of the Borrower and its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower and its Subsidiaries are likely to incur Environmental Liabilities and Costs that would have a Material Adverse Effect; or

                  (o) the exclusive period that the Loan Parties have to file a Plan of Reorganization under the Cases shall terminate or be otherwise lifted without the Loan Parties having filed such a plan and a third party files such a plan which is not acceptable to the Loan Parties and the Administrative Agent, or a Plan of Reorganization is filed which does not provide for the payment in full of the Obligations on or prior to the date of consummation thereof in cash (except to the extent otherwise permitted with respect to the Term Loans pursuant to Section 2.19).

                  SECTION 9.2. REMEDIES. During the continuance of any Event of Default, without further order of, application to, or action by, the Bankruptcy Court, the Administrative Agent (a) may, and, at the request of the Requisite Revolving Credit Lenders, shall by notice to the Borrower declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Revolving Credit Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate, and (b) may, and, at the request of the Requisite Lenders, shall by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement, including any Applicable Term Loan Repayment Fee, to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations, including any Applicable Term Loan Repayment Fee, shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, subject solely to any requirement of the giving of notice by the terms of the Final Order or the Amended and Restated DIP Order, the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and the Administrative Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral and the Subsidiary Guarantors. In addition to the remedies set forth above, subject solely to any requirement of the giving of notice by the terms of the Final Order or the Amended and Restated DIP Order, the Administrative Agent may exercise any remedies provided for by this Agreement and the Collateral Documents in accordance with the terms hereof and thereof or any other remedies provided by applicable law. Subject to Schedule 2.19, any Term Loan repaid pursuant to this Section 9.2 with the proceeds of Collateral shall be accompanied by a premium in an amount equal to the Applicable Term Loan Repayment Fee.

                  SECTION 9.3. ACTIONS IN RESPECT OF LETTERS OF CREDIT. At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations, and
(iii) as may be required in the definition of "Discharge of Revolving Credit Obligations" or by Section 2.4(b) or Section 2.9(b) or (c) (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent's office referred to in Section 13.8, for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and
(y) in the case of clause (iii) above, the amount required in the definition of "Discharge of Revolving Credit Obligations" or by Section 2.4(b) or Section 2.9(b) or (c) (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9(d) and Section 2.13(g), as shall have become or shall become due and payable by the Borrower to the Issuers or the Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

                  SECTION 9.4. RESCISSION. If at any time after termination of the Revolving Credit Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 13.1, then upon the written consent of the Requisite Revolving Credit Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments may be rescinded and annulled and upon the written consent of the Requisite Lenders and written notice to the Borrower, the acceleration and their consequence may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision which may be made at the election of the Requisite Revolving Credit Lenders or the Requisite Lenders, as applicable, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                  SECTION 9.5. OPTION TO PURCHASE. Upon (a) receipt by the Term Loan Lenders of notice from the Administrative Agent of the acceleration of the Obligations pursuant to Section 9.2, (b) the occurrence and during the continuation of an Event of Default specified in Section 9.1(a) with respect to the Term Loans, which Event of Default shall remain unremedied for 10 days, or (c) the occurrence and during the continuation of an Event of Default specified in Section 9.1(d) with respect to Sections 5.1(b), 5.2(b) or 7.14, the Term Loan Lenders shall have the option to purchase at par (in equal proportions among the Term Loan Lenders exercising such option) pursuant to an Assignment and Acceptance all, but not less than all, of the Revolving Loans outstanding at the time of such purchase, and such purchasing Term Loan Lenders shall assume and the applicable Revolving Credit Lenders shall be relieved of their Revolving Credit Commitments and other obligations under the Loan Documents (including, without limitation, any obligation to participate in Letters of Credit), for a purchase price equal to the sum of (i) 100% of the outstanding principal amount of such Revolving Loans, (ii) an amount (to be deposited as cash collateral in favor of the applicable Issuer) equal to 105% of the sum of all Letter of Credit Obligations outstanding at such time, and (iii) all interest, fees, unreimbursed costs and expenses and indemnities accrued and unpaid through the date of such purchase which are owed to the Revolving Credit Lenders. The Term Loan Lenders shall be provided written notice by the Administrative Agent within three (3) Business Days of any such acceleration or Event of Default, and shall have the option within forty-five
(45) days after the receipt of such notice to provide written irrevocable notice of the exercise of the purchase option pursuant to this Section 9.5.

                                  ARTICLE X

                                   GUARANTY

                  SECTION 10.1. THE GUARANTY. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Subsidiary Guarantor from the proceeds of the Loans and the issuance of the Letters of Credit, each Subsidiary Guarantor hereby reaffirms the Guaranty (as defined in the Original DIP Credit Agreement) and agrees with the Administrative Agent and the Lenders that such Subsidiary Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of (i) the Obligations and (ii) all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under each Hedging Contract between the Borrower and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract and each Cash Management Document. If any or all of the Obligations become due and payable hereunder, each Subsidiary Guarantor, jointly and severally, unconditionally promises to pay such Obligations to the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.

                  SECTION 10.2. NATURE OF LIABILITY. The liability of each Subsidiary Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by such Subsidiary Guarantor, any other Subsidiary Guarantor, any other guarantor or by any other party, and the liability of each Subsidiary Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders in respect of the Obligations which the Administrative Agent or such Lenders repay to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Subsidiary Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

                  SECTION 10.3. INDEPENDENT OBLIGATION. The obligations of each Subsidiary Guarantor hereunder are independent of the obligations of any other Subsidiary Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor whether or not action is brought against any other Subsidiary Guarantor, any other guarantor or the Borrower and whether or not any other Subsidiary Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Subsidiary Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Subsidiary Guarantor.

                  SECTION 10.4. AUTHORIZATION. Each Subsidiary Guarantor authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

                  (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Obligations as so changed, extended, renewed or altered;

                  (b) take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

                  (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

                  (d) release or substitute any one or more endorsers, Subsidiary Guarantors, the Borrower or other obligors;

                  (e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors;

                  (f) apply, subject to the other provisions of this Agreement, any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lenders regardless of what liability or liabilities of such Subsidiary Guarantor or the Borrower remain unpaid; and/or

                  (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements.

                  SECTION 10.5. RELIANCE. It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                  SECTION 10.6. SUBORDINATION. Any of the Indebtedness of the Borrower now or hereafter owing to any Subsidiary Guarantor is hereby subordinated to the Obligations; provided, however, that payment may be made by the Borrower on any such Indebtedness owing to such Subsidiary Guarantor so long as the same is not prohibited by this Agreement; and provided further, that if the Administrative Agent so requests at a time when an Event of Default exists, all such Indebtedness of the Borrower to such Subsidiary Guarantor shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Lenders and be paid over to the Administrative Agent on behalf of the Lenders on account of the Obligations of the Borrower to Lenders, but without affecting or impairing in any manner the liability of such Subsidiary Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Subsidiary Guarantor of any note or negotiable instrument evidencing any of the Indebtedness of the Borrower to such Subsidiary Guarantor, such Subsidiary Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

                  SECTION 10.7. WAIVER.

                  (a) Each Subsidiary Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or the Lenders to (i) proceed against the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent's or the Lenders' power whatsoever. Each Subsidiary Guarantor waives (except as shall be required by applicable statute and cannot be waived) any defense based on or arising out of any defense of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. Subject to any requirement of the giving of notice in the Orders, the Administrative Agent and the Lenders may, at their election, foreclose on any security held by the Administrative Agent or the Lenders by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and the Lenders may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been paid. Each Subsidiary Guarantor waives any defense arising out of any such election by the Administrative Agent and the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower or any other party or any security.

                  (b) Each Subsidiary Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Subsidiary Guarantor assumes and incurs hereunder, and agrees that the Administrative Agent and the Lenders shall have no duty to advise such Subsidiary Guarantor of information known to them regarding such circumstances or risks.

                  SECTION 10.8. LIMITATION ON ENFORCEMENT. The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent, in each case acting upon the instructions of the Requisite Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders upon the terms of this Agreement.

                                  ARTICLE XI

                                   SECURITY

                  SECTION 11.1. SECURITY.

                  (a) To induce the Lenders to make the Loans, the Issuers to issue Letters of Credit, and the Swing Loan Lenders to make the Swing Loans, each Loan Party hereby reaffirms the grant of the security interests under the Original DIP Credit Agreement, and grants to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Loan Party, a continuing first priority Lien and security interest (subject only to (i) valid, perfected, nonavoidable and enforceable Liens existing as of the Petition Date, other than the Liens on the Collateral securing Prepetition Secured Indebtedness, (ii) the Carve-Out, (iii) Liens permitted under Section 8.2 (d) and (iv) post-petition Liens permitted under Section 8.2(c), (e) and (i)) in accordance with sections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code in and to all Collateral of such Loan Party. For purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Loan Party or in which a Loan Party now has or at any time in the future may acquire any right, title or interests is collectively referred to as the "Collateral":

                           (i) all Accounts;

                           (ii) all Chattel Paper;

                           (iii) all Deposit Accounts;

                           (iv) all Documents;

                           (v) all Equipment;

                           (vi) all General Intangibles, including all Intellectual Property;

                           (vii) all Instruments;

                           (viii) all Inventory;

                           (ix) all Investment Property;

                           (x) all Letter of Credit Rights;

                           (xi) all Real Property;

                           (xii) all Vehicles;

                           (xiii) all Commercial Tort Claims, including those described on Schedule 11.1;

                           (xiv) all books and records pertaining to the property described in this Section 11.1;

                           (xv) all other goods and personal property of such Loan Party, whether tangible or intangible, wherever located, including money, letters of credit and all rights of payment or performance under letters of credit;

                           (xvi) all property of any Loan Party held by the Administrative Agent or any Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Loan Party, or as to which such Loan Party may have any right or power;

                           (xvii) to the extent not otherwise included, all monies and other property of any kind which is, after the Petition Date, received by such Loan Party in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Loan Party or any of its property or income;

                           (xviii) to the extent not otherwise included, all causes of action (other than Avoidance Actions) and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by any Loan Party;

                           (xix) all insurance claims; and

                           (xx) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the foregoing;

         provided, however, that the Collateral shall not include any Real Property lease held by any Loan Party; provided, further that (notwithstanding the foregoing) the Collateral shall in any event include all Proceeds, substitutions or replacements of any such Real Property lease (except in the case of a substitution or replacement thereof which is a Real Property lease).

                  SECTION 11.2. PERFECTION OF SECURITY INTERESTS.

                  (a) Each Loan Party shall, at its expense, perform any and all steps that may be reasonably requested by the Administrative Agent at any time to perfect, maintain, protect, and enforce the Lenders' security interest in the Collateral of such Loan Party, including, without limitation, (i) executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Administrative Agent, (ii) maintaining complete and accurate stock records, (iii) upon the request of the Administrative Agent, using its best efforts in delivering to the Administrative Agent negotiable warehouse receipts, if any, and, upon the Administrative Agent's request therefor, non-negotiable warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, (iv) upon the request of the Administrative Agent during the continuance of an Event of Default, placing notations on such Loan Party's books of account to disclose the Administrative Agent's security interest therein, (v) to the extent requested by the Administrative Agent, delivering to the Administrative Agent all documents, certificates and Instruments necessary or desirable to perfect the Administrative Agent's Lien in letters of credit on which such Loan Party is named as beneficiary and all acceptances issued in connection therewith, (vi) after the occurrence and during the continuation of an Event of Default, transferring Inventory maintained in warehouses to other warehouses designated by the Administrative Agent and (vii) taking such other steps as are deemed necessary or desirable to maintain the Administrative Agent's security interest in the Collateral. Prior to the occurrence and continuation of an Event of Default, the Administrative Agent shall not direct the transfer of any balances in any Approved Deposit Account to any account other than the Cash Concentration Account.

                  (b) Each Loan Party hereby authorizes the Administrative Agent to execute and file financing statements or continuation statements, and amendments thereto, on such Loan Party's behalf covering the Collateral. The Administrative Agent may file one or more financing statements disclosing the Administrative Agent's security interest under this Agreement without the signature of such Loan Party appearing thereon. Each Loan Party shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. Each Loan Party agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or such Loan Party's agents or processors, upon the request of the Administrative Agent, such Loan Party shall notify such warehouseman, bailee, agents or processors of the Administrative Agent's security interest, which notification shall specify that such Person shall, upon the occurrence and during the continuance of an Event of Default, hold all such Collateral for the Administrative Agent's account subject to the Administrative Agent's instructions. From time to time, each Loan Party shall, upon the Administrative Agent's request, execute and deliver written instruments pledging to the Administrative Agent the Collateral described in any such instruments or otherwise, but the failure of such Loan Party to execute and deliver such confirmatory instruments shall not affect or limit the Administrative Agent's security interest or other rights in and to the Collateral. Until all Obligations have been fully satisfied and the Revolving Credit Commitments shall have been terminated, the Administrative Agent's security interest in the Collateral, and all Proceeds and products thereof, shall continue in full force and effect.

                  (c) Notwithstanding subsections (a) and (b) of this Section 11.2, or any failure on the part of any Loan Party or the Administrative Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Final Order and the Amended and Restated DIP Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Final Order and the Amended and Restated DIP Order.

                  SECTION 11.3. RIGHTS OF LENDER; LIMITATIONS ON LENDERS' OBLIGATIONS.

                  (a) Subject to each Loan Party's rights and duties under the Bankruptcy Code (including section 365 of the Bankruptcy Code), it is expressly agreed by each Loan Party that, anything herein to the contrary notwithstanding, such Loan Party shall remain liable under its post-petition Contractual Obligations to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Contractual Obligations by reason of or arising out of this Agreement, the Loan Documents, or the granting to the Administrative Agent of a security interest therein or the receipt by the Administrative Agent or any Lender of any payment relating to any Contractual Obligations pursuant hereto, nor shall the Administrative Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any Contractual Obligations, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contractual Obligations, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

                  (b) Subject to Section 11.5 hereof, the Administrative Agent authorizes each Loan Party to collect its Accounts, provided that such collection is performed in accordance with such Loan Party's customary procedures, and the Administrative Agent may, upon the occurrence and during the continuation of any Event of Default and without notice, other than any requirement of notice provided in the Orders, limit or terminate said authority at any time.

                  (c) Subject to any requirement of notice provided in the Orders, the Administrative Agent may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying the Borrower of its intention to do so, notify Account Debtors, notify the other parties to the Contractual Obligations of the Borrower or any other Loan Party, notify obligors of Instruments and Investment Property of the Borrower or any other Loan Party and notify obligors in respect of Chattel Paper of the Borrower or any other Loan Party that the right, title and interest of the Borrower or such Loan Party in and under such Accounts, such Contractual Obligations, such Instruments, such Investment Property and such Chattel Paper have been assigned to the Administrative Agent and that payments shall be made directly to the Administrative Agent. Subject to any requirement of notice provided in the Orders, upon the request of the Administrative Agent, the Borrower or such other Loan Party will so notify such Account Debtors, such parties to Contractual Obligations, obligors of such Instruments and Investment Property and obligors in respect of such Chattel Paper. Subject to any requirement of notice provided in the Orders, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may in its own name, or in the name of others, communicate with such parties to such Accounts, Contractual Obligations, Instruments, Investment Property and Chattel Paper to verify with such Persons to the Administrative Agent's reasonable satisfaction the existence, amount and terms of any such Accounts, Contractual Obligations, Instruments, Investment Property or Chattel Paper.

                  SECTION 11.4. COVENANTS OF THE LOAN PARTIES WITH RESPECT TO COLLATERAL. Each of the Borrower and the other Loan Parties agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

                  (a) Maintenance of Records. Such Loan Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings concerning the Collateral. For the Administrative Agent's further security, each Loan Party agrees that the Administrative Agent shall have a property interest in all of such Loan Party's books and records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Loan Party shall deliver and turn over any such books and records to the Administrative Agent or to its representatives at any time on demand of the Administrative Agent.

                  (b) Indemnification With Respect to Collateral. In any suit, proceeding or action brought by the Administrative Agent relating to any Account, Chattel Paper, Contractual Obligations, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral for any sum owing thereunder or to enforce any provision of any Account, Chattel Paper, Contractual Obligations, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral, such Loan Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Administrative Agent.

                  (c) Limitation on Liens on Collateral. Such Loan Party will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 8.2 and will defend the right, title and interest of the Administrative Agent in and to all of such Loan Party's rights under the Chattel Paper, Leases, Real Estate, Contracts, Documents, General Intangibles, Instruments, Investment Property and to the Intellectual Property, Equipment and Inventory and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 8.2.

                  (d) Limitations on Modifications of Accounts. Such Loan Party will not, without the Administrative Agent's prior written consent, grant any extension of the time of payment of any of the Accounts, Chattel Paper or Instruments, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent in all material respects with past practices and trade discounts granted in the ordinary course of business of such Loan Party.

                  (e) Notices. Such Loan Party will advise the Lenders promptly, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under Section 8.2, and (ii) of the occurrence of any other event which would result in a material adverse change with respect to the aggregate value of the Collateral or on the security interests created hereunder.

                  (f) Maintenance of Equipment. Such Loan Party will keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Loan Party on a basis consistent with past practices, ordinary wear and tear excepted, except where the failure to so keep and maintain the Equipment would not, in the aggregate, have a Material Adverse Effect.

                  (g) Pledged Collateral.

                           (i) Upon request of the Administrative Agent, such Loan Party will (x) deliver to the Administrative Agent, all certificates or Instruments representing or evidencing any Pledged Collateral, whether now arising or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Loan Party's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, together with a Pledge Amendment, duly executed by the Loan Party, in substantially the form of Exhibit M (a "Pledge Amendment"), in respect of such Additional Pledged Collateral and authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and (y) maintain all other Pledged Collateral constituting Investment Property in a Control Account. If an Event of Default has occurred and is continuing, the Administrative Agent shall have the right, in its discretion and without notice to the Loan Party, to transfer to or to register in its name or in the name of its nominees any or all of the Pledged Collateral. The Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

                           (ii) Except as provided in Section 11.7, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any of the Pledged Collateral upon the liquidation or dissolution of any issuer of any of the Pledged Collateral, any distribution of capital made on or in respect of any of the Pledged Collateral or any property distributed upon or with respect to any of the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of any of the Pledged Collateral shall be received by such Loan Party, such Loan Party shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, as additional security for the Secured Obligations.

                           (iii) Except as provided in Section 11.7, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party which would impair the Collateral in any manner that would cause a Material Adverse Effect or which would be inconsistent with or result in any violation of any provision of this Agreement or any other Loan Document.

                           (iv) Such Loan Party shall not hereafter grant Control over any Investment Property to any Person other than the Administrative Agent.

                           (v) In the case of each Loan Party which is an issuer of Pledged Collateral, such Loan Party agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it. In the case of each Loan Party which is a partner in a Partnership, such Loan Party hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Loan Party, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner in such Partnership with all the rights, powers and duties of a general partner or a limited partner, as the case may be. In the case of each Loan Party which is a member of an LLC, such Loan Party hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Loan Party, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of the LLC in question.

                           (vi) Such Loan Party will not agree to any amendment of an LLC Agreement or Partnership Agreement that in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Loan Party hereunder, including electing to treat the membership interest or partnership interest of such Loan Party as a security under Section 8-103 of the UCC.

                  (h) Intellectual Property.

                           (i) Such Loan Party (either itself or through licensees) will (i) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

                           (ii) Such Loan Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent which is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

                           (iii) Such Loan Party (either itself or through licensees) (i) will not (and will not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights which is Material Intellectual Property may become invalidated or otherwise impaired and (ii) will not (either itself or through licensees) do any act whereby any portion of the Copyrights which is Material Intellectual Property may fall into the public domain.

                           (iv) Such Loan Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any trade secret which is Material Intellectual Property may become publicly available or otherwise unprotectable.

                           (v) Such Loan Party (either itself or through licensees) will not do any act that knowingly uses any Material Intellectual Property to infringe the intellectual property rights of any other Person.

                           (vi) Such Loan Party will notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Loan Party's ownership of, right to use, interest in, or the validity of, any Material Intellectual Property or such Loan Party's right to register the same or to own and maintain the same.

                           (vii) Whenever such Loan Party, either by itself or through any agent, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States, such Loan Party shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent's security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby.

                           (viii) Such Loan Party will take all reasonable actions necessary or requested by the Administrative Agent, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark or Patent that is Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

                           (ix) In the event that any Material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Loan Party shall notify the Administrative Agent promptly after such Loan Party learns thereof. Such Loan Party shall take appropriate action in response to such infringement, misappropriation of dilution, including promptly bringing suit for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation of dilution, and shall take such other actions may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

                           (i) Commercial Tort Claims. The only Commercial Tort Claims of any Loan Party existing on the Effective Date (regardless of whether the amount, defendant or other material facts can be determined) are those listed on Schedule 11.1, which sets forth such information separately for each Loan Party. Such Loan Party agrees that, if it shall acquire any interest in any Commercial Tort Claim (whether from another Person or because such Commercial Tort Claim shall have come into existence), (i) such Loan Party shall, promptly following such acquisition, deliver to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, a notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to
         Schedule 11.1 containing a specific description of such Commercial Tort Claim, (ii) the provision of Section 11.1 shall apply to such Commercial Tort Claim and (iii) such Loan Party shall execute and deliver to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, any certificate, agreement and other document, and take all other action, deemed by the Administrative Agent to be reasonably necessary or appropriate for the Administrative Agent to obtain, on behalf of the Secured Parties, a first-priority, perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule 11.1 delivered pursuant to this Section 11.5(i) shall, after the receipt thereof by the Administrative Agent, become part of Schedule 11.1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

                  SECTION 11.5. PERFORMANCE BY AGENT OF THE LOAN PARTIES' OBLIGATIONS. If any Loan Party fails to perform or comply with any of its agreements contained in this Article XI and the Administrative Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of the Revolving Loan, shall be payable by such Loan Party to the Administrative Agent on demand and shall constitute Obligations secured by the Collateral. Performance of such Loan Party's obligations as permitted under this Section 11.5 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Loan Party hereby waives applicability thereof. Moreover, the Administrative Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

                  SECTION 11.6. LIMITATION ON AGENT'S DUTY IN RESPECT OF COLLATERAL. Neither the Administrative Agent nor any Lender shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Administrative Agent shall, with respect to the Collateral in its possession or under its control, deal with such Collateral in the same manner as the Administrative Agent deals with similar property for its own account. Upon request of the Borrower, the Administrative Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral of any Loan Party.

                  SECTION 11.7. REMEDIES, RIGHTS UPON DEFAULT.

                  (a) If any Event of Default shall occur and be continuing, and subject only to any required notice provided in the Orders, the Administrative Agent may exercise in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Loan Party expressly agrees that in any such event the Administrative Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice required by the Orders or the notice specified below of time and place of public or private sale) to or upon such Loan Party or any other Person (all and each of which demands, advertisements and/or notices (except the notice required by the Orders or the notice specified below of time and place of public or private sale) are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at any of the Administrative Agent's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Loan Party hereby releases. Each Loan Party further agrees, at the Administrative Agent's request, to assemble the Collateral make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party's premises or elsewhere. The Administrative Agent shall apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale (net of all expenses incurred by the Administrative Agent in connection therewith, including, without limitation, attorney's fees and expenses), to the Obligations in any order deemed appropriate by the Administrative Agent, such Loan Party remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-504(l)(c) of the UCC, shall the Administrative Agent account for and pay over the surplus, if any, to such Loan Party. To the maximum extent permitted by applicable law, each Loan Party waives all claims, damages, and demands against the Administrative Agent and the Lenders arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of the Administrative Agent. Each Loan Party agrees that the Administrative Agent need not give more than five days' notice to the Borrower (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to the Borrower at its address referred to in Section 13.8) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Loan Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Administrative Agent is entitled, the Loan Parties also being liable for the fees and expenses of any attorneys employed by the Administrative Agent to collect such deficiency.

                  (b) Each Loan Party hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

                  (c) Pledged Collateral.

                     (i) During the continuance of an Event of Default, if the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Loan Party or Loan Parties, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral and make application thereof to the Obligations in the order set forth herein, and (ii) the Administrative Agent or its nominee may exercise (A) all voting, consent, corporate and other rights pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Securities, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

                     (ii) In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder,
         (i) each Loan Party shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and
         (ii) without limiting the effect of clause (i) above, such Loan Party hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

                     (iii) Each Loan Party hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Loan Party to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Loan Party, and each Loan Party agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral directly to the Administrative Agent.

                  SECTION 11.8. THE ADMINISTRATIVE AGENT'S APPOINTMENT AS ATTORNEY-IN-FACT.

                  (a) Each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its and its Subsidiaries true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party, or in its own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish the purposes of this Agreement and the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby give the Administrative Agent the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party to do the following:

                     (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Loan Party, its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

                     (ii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

                     (iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any Loan Party with respect to any Collateral of such Loan Party; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any trademarks, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent's option and such Loan Party's expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent's Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Loan Party might do.

                  (b) The Administrative Agent agrees that it will forbear from exercising the power of attorney or any rights granted to the Administrative Agent pursuant to this Section 11.8, except upon the occurrence and during the continuation of an Event of Default. The Loan Parties hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. Exercise by the Administrative Agent of the powers granted hereunder is not a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Loan Party waives applicability thereof. The power of attorney granted pursuant to this Section
11.8 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

                  (c) The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent's and the Lenders' interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act, except for its own gross negligence or willful misconduct.

                  (d) Each Loan Party also authorizes the Administrative Agent, at any time and from time to time upon the occurrence and during the continuation of any Event of Default or as otherwise expressly permitted by this Agreement, (i) to communicate in its own name or the name of its Subsidiaries with any party to any Contract with regard to the assignment of the right, title and interest of such Loan Party in and under the Contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

                  (e) All Secured Obligations shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, claims against each Loan Party in its Case which are administrative expense claims having priority over any all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code.

                  SECTION 11.9. MODIFICATIONS.

                  (a) The Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement, the Final Order and the Amended and Restated DIP Order (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Loan Parties (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

                           (i) except for the Carve-Out having priority over the Obligations, no costs or expenses of administration which have been or may be incurred in any of the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Administrative Agent or the Lenders against the Loan Parties in respect of any Secured Obligation;

                           (ii) the liens and security interests granted herein shall constitute valid and perfected first priority liens and security interests (subject only to (i) valid, perfected, nonavoidable and enforceable Liens existing as of the Petition Date, other than the Liens on the Collateral securing Prepetition Secured Indebtedness, (ii) the Carve-Out, (iii) Liens permitted under Section 8.2(d) and (iv) post-petition Liens permitted under Section 8.2(c), (e) and (i)) in accordance with sections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code, and shall be prior to all other liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

                           (iii) the liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law.

                  (b) Notwithstanding any failure on the part of any Loan Party or the Administrative Agent or the Lenders to perfect, maintain, protect or enforce the liens and security interests in the Collateral granted hereunder, the Final Order and the Amended and Restated DIP Order (when entered) shall automatically, and without further action by any Person, perfect such liens and security interests against the Collateral.

                                 ARTICLE XII

                    THE ADMINISTRATIVE AGENT; THE ARRANGER

                  SECTION 12.1. AUTHORIZATION AND ACTION.

                  (a) Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.

                  (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

                  (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

                  (d) The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

                  (e) The Administrative Agent shall execute all acknowledgments expressly required by Section 13.1(a).

                  SECTION 12.2. AGENT'S RELIANCE, ETC. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 13.2, (b) may rely on the Register to the extent set forth in Section 13.2(c), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party, or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

                  Section 12.3. Posting of Approved Electronic Communications.

                  (a) Each of the Lenders, the Issuers, the Borrower and the Subsidiary Guarantors agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks(TM) or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the "Approved Electronic Platform").

                  (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, the Borrower and the Subsidiary Guarantors acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, the Borrower and the Subsidiary Guarantors hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

                  (c) THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED "AS IS" AND "AS AVAILABLE". NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE "AGENT AFFILIATES") WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

                  (d) Each of the Lenders, the Issuers, the Borrower and the Subsidiary Guarantors agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent's generally-applicable document retention procedures and policies.

                  SECTION 12.4. THE ADMINISTRATIVE AGENT INDIVIDUALLY. With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders", "Revolving Credit Lenders", "Term Loan Lenders", "Requisite Lenders", "Requisite Revolving Credit Lenders", "Requisite Term Loan Lenders" and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Revolving Credit Lender, a Term Loan Lender or as one of the Requisite Lenders, Requisite Revolving Credit Lenders or Requisite Term Loan Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if Citicorp were not acting as the Administrative Agent.

                  SECTION 12.5. LENDER CREDIT DECISION. Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

                  SECTION 12.6. INDEMNIFICATION. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender's aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or such Affiliate's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

                  SECTION 12.7. SUCCESSOR AGENT. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 10 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders or, if no Lender shall have accepted such appointment, the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent's resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article XII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                  Section 12.8. Concerning the Collateral and the Collateral Documents.

                  (a) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, including the making of Protective Advances in an aggregate amount not to exceed the lesser of $5,000,000 and the aggregate amount of the unused Revolving Credit Commitments, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and
(vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, the Orders, applicable law or otherwise.

                  (b) Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

                           (i) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction (or, in the case of the Term Loans, conversion) in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

                           (ii) any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.); and

                           (iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent to a transaction otherwise prohibited by this Agreement).

                  Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.8 promptly upon the effectiveness of any such release.

                  Section 12.9. Collateral Matters Relating to Related Obligations.

                  The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, "Related Obligations") solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker's lien or similar right except to the extent provided in Section 13.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section
13.7 (Sharing of Payments, Etc.).

                                 ARTICLE XIII

                                 MISCELLANEOUS

                  SECTION 13.1. AMENDMENTS, WAIVERS, ETC.

                  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

                           (i) waive any condition specified in Section 3.1 or
         3.2 on the Effective Date;

                           (ii) subject such Lender to any additional obligation;

                           (iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 does not provide for scheduled dates fixed for payment) or for the reduction of such Lender's Commitment;

                           (iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

                           (v) reduce the rate of interest (or amend the definitions of the terms "Base Rate" or "Eurodollar Rate" or any related definitions to effectively reduce the rate of interest) on any Loan or Reimbursement Obligations outstanding and owing to such Lender or any fee payable hereunder to such Lender;

                           (vi) expressly subordinate any of the Secured Obligations or any Liens securing the Secured Obligations;

                           (vii) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender or waive any such payment;

                           (viii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

                           (ix) release all or substantially all of the Collateral except as provided in Section 12.8(b) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Subsidiary Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

                           (x) amend Sections 2.9 (other than amendments contemplated by clause (xviii) of this Section 13.1(a)), 12.8(b), 13.7, this Section 13.1 or the definitions of the terms "Requisite Lenders", "Requisite Revolving Credit Lenders", "Requisite Term Loan Lenders" or "Ratable Portion";

and provided, further, that:

                           (xi) any amendment, modification or waiver of any of the terms and provisions (and related definitions) related solely to the borrowings of Revolving Credit Loans (including with respect to any conditions to such borrowings) and payment procedures under the Revolving Credit Facility shall require the consent of only the Administrative Agent, the Requisite Revolving Credit Lenders and the Borrower;

                           (xii) any amendment, modification or waiver of any of the terms and provisions (and related definitions) related solely to the borrowings of Term Loans (including with respect to any conditions to such borrowings) and payment procedures under the Term Loan Facility shall require the consent of only the Administrative Agent, the Requisite Term Loan Lenders and the Borrower;

                           (xiii) any amendment, modification or waiver of any condition precedent to any Revolving Credit Borrowing or Issuance of any Letter of Credit set forth in, and solely for the purpose of,
         Section 3.2 after the Effective Date (including, without limitation, the waiver of any Default or Event of Default required to be waived for purposes of Section 3.2 in order for such extension of credit to be made) shall require the consent of only the Administrative Agent, the Revolving Credit Lenders and the Borrower;

                           (xiv) any amendment, modification or waiver of any provision of Sections 2.19, 5.1(b), 5.2(b), 8.5, 8.6, 8.7, 8.10(b)
         (with respect to pre-petition Indebtedness only), 8.10(c), 8.17 or 8.18, Schedule 1.1 or the definitions of "Borrowing Base", "Carve-Out", "Eligible Installment Contracts", "Eligible Inventory" or "Permitted Transactions" or any amendment or modification of
         Section 7.14 (other than any amendment or modification contemplated by clause (xvi) below) shall require the consent of only the Administrative Agent, the Borrower, the Requisite Term Loan Lenders and the Requisite Revolving Credit Lenders;

                           (xv) any amendment, modification or waiver of any provision of Schedule 2.19 shall require the consent of only the Borrower, the Requisite Term Loan Lenders and, if any such amendment, modification or waiver is adverse to the Revolving Credit Lenders, the Requisite Revolving Credit Lenders (it being understood that any amendment, modification or waiver with respect to the terms or amount of the New Common Equity which Harbert is entitled to receive in a Plan of Reorganization is not adverse to the Revolving Credit Lenders), and the acknowledgment of the Administrative Agent;

                           (xvi) any waiver of any provision of Section 7.14 and any extension of the date referred to in Section 7.14 to a later date shall require the consent of only the Borrower and the Requisite Term Loan Lenders, and the acknowledgment of the Administrative Agent;

                           (xvii) (x) any modification of the application of payments to the Term Loans among the Term Loan Lenders pursuant to
         Section 2.9 shall require the consent of only the Borrower and the Requisite Term Loan Lenders and the acknowledgment of the Administrative Agent and (y) any modification of the application of payments to the Revolving Loans among the Revolving Credit Lenders pursuant to Section 2.9 shall require the consent of only the Borrower and the Requisite Revolving Credit Lenders and the acknowledgment of the Administrative Agent;

                           (xviii) any amendment, modification or waiver of
         Section 8.4 shall require (A) prior to the Discharge of Revolving Credit Obligations, the consent only of the Borrower and the Requisite Revolving Credit Lenders and the acknowledgment of the Administrative Agent and (B) thereafter, the consent of only the Borrower and the Requisite Lenders and the acknowledgment of the Administrative Agent;

                           (xix) any amendment, modification or waiver of any provision of Article XIII (other than amendments contemplated by clause (x) of this Section 13.1(a)) shall require the consent of only the Administrative Agent, the Borrower, the Requisite Lenders and, to the extent the Term Loan Lenders are directly affected thereby, the Requisite Term Loan Lenders, and to the extent the Revolving Credit Lenders are directly affected thereby, the Requisite Revolving Credit Lenders;

                           (xx) no amendment, waiver or consent shall, unless in writing and signed by the Borrower, the Administrative Agent, the Requisite Revolving Credit Lenders, the Requisite Term Loan Lenders and each Lender directly affected thereby, increase the Commitment of any Lender;

                           (xxi) (x) any increase in the "Applicable Margin" with respect to Revolving Loans by more than 200 basis points per annum shall require the consent of only the Administrative Agent, the Borrower, the Requisite Term Loan Lenders and the Requisite Revolving Credit Lenders, (y) any increase in the "Applicable Margin" with respect to Term Loans by more than 200 basis points per annum shall require the consent of only the Administrative Agent, the Borrower, the Requisite Term Loan Lenders and the Requisite Revolving Credit Lenders and (z) any increase in the "Applicable Unused Commitment Fee Rate" by more than 50 basis points per annum shall require the consent of only the Administrative Agent, the Borrower, the Requisite Term Loan Lenders and the Requisite Revolving Credit Lenders;

                           (xxii) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 13.2(f) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder;

                           (xxiii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the parties required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and

                           (xxiv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the parties required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents;

and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the right of any Lender or any Issuer.

                  (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

                  (c) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Revolving Credit Lenders, the consent of the Requisite Lenders is obtained but the consent of any Revolving Credit Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 13.1 being referred to as a "Non-Consenting Lender"), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all such Revolving Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until
(x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Revolving Credit Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Credit Note (if the assigning Revolving Credit Lender's Loans are evidenced by a Revolving Credit Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

                  SECTION 13.2. ASSIGNMENTS AND PARTICIPATIONS.

                  (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i) if any such assignment shall be of the assigning Lender's Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender's Revolving Credit Outstandings and Revolving Credit Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor's entire interest) be less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) (A) with respect to any such assignment of Revolving Credit Outstandings and Revolving Credit Commitments, if such Eligible Assignee is not, prior to the date of such assignment, a Revolving Credit Lender or an Affiliate or Approved Fund of a Revolving Credit Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed) and (B) with respect to any such assignment of Term Loans, if such Eligible Assignee is not, prior to the date of such assignment, an Affiliate of Harbert, such assignment shall be subject to the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the Borrower (in its sole discretion); and provided, further, that, notwithstanding any other provision of this Section 13.2, the consent of the Borrower shall not be required (x) except with respect to any consent required by clause (iii)(B) of the proviso above, for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) except as set forth in the Commitment Letter, dated January 25, 2005, from the Arranger and Citicorp to the Borrower, for any assignment by any Affiliate of the Administrative Agent made prior to the Syndication Completion Date of its Commitments and Loans held on the Effective Date. Any such assignment need not be ratable as among the Term Loan Facility and the Revolving Credit Facility. Anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make any payment under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any Affiliate of Harbert that becomes a Term Loan Lender in excess of the amount the Borrower would have been obligated to pay to Harbert in respect thereof if such Affiliate had not been assigned the rights of Harbert hereunder.

                  (b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender's Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 (Substitution of Lenders) and Section 13.1(c) (Amendments, Waivers, Etc.) and to Harbert or an Affiliate of Harbert, the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender and, if such Lender were an Issuer, of such Issuer hereunder and thereunder, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and
(iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

                  (c) The Administrative Agent shall maintain at its address referred to in Section 13.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Revolving Credit Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the "Register"). Any assignment pursuant to this Section 13.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender's or an assignee's right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 13.2 shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrower's agent for purposes of maintaining such notations of transfer in the Register.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, an assignee and, if required, the Borrower, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments and Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.

                  (f) In addition to the other assignment rights provided in this Section 13.2, each Revolving Credit Lender may do each of the following:

                           (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and
         (y) such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

                           (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender's Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause
(i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 13.2 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender's ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender's obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder.

                  (g) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that with respect to any such participation in Term Loans, if such Person is not, prior to the date of such participation, an Affiliate of Harbert, such participation shall be subject to the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the Borrower (in its sole discretion). The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 12.8(b). In the event of the sale of any participation by any Lender, (A) such Lender's obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (C) such Lender shall remain the holder of such Obligations for all purposes of this Agreement, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.14(d), 2.15 and 2.16 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14(d), 2.15 or
2.16 to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

                  (h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer's obligations to Issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

                  SECTION 13.3. COSTS AND EXPENSES.

                  (a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent's reasonable internal per diem audit, appraisal and valuation costs and expenses, and all of the Administrative Agent's reasonable out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent's counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following:
(i) the Administrative Agent's audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent's periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent's rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower's Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower's Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

                  (b) On the Term Loan Termination Date, but subject to the prior Discharge of Revolving Credit Obligations, the Borrower agrees to pay, or reimburse Harbert for, all of Harbert's reasonable and necessary out-of-pocket expenses (including the reasonable fees, expenses and disbursements of Harbert's counsel, Kasowitz, Benson, Torres & Friedman LLP and Paul, Weiss, Rifkind, Wharton & Garrison, LLP, its local counsel and its financial advisor, Peter J. Solomon Company) incurred by Harbert in connection with (i) the preparation, negotiation and execution of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)), any other Loan Document or any commitment letter issued in connection therewith and (ii) Harbert's due diligence review of the Borrower and its Subsidiaries in connection with this Agreement and no other matter.

                  (c) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding,
(iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

                  SECTION 13.4. INDEMNITIES.

                  (a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender and each Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and reasonable out-of-pocket expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any liability under this Section 13.4 (x) to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (y) to Harbert in connection with any potential or actual Plan of Reorganization or Harbert's claims against (or participation interests in claims against), or interests in, the Borrower other than with respect to the Obligations and its rights under Section 2.19 and Schedule 2.19. Without limiting the foregoing, "Indemnified Matters" include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to this Agreement, the Orders or a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and
(iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. ss. 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (A) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (B) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

                  (b) The Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

                  (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause
(a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower's choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

                  (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 13.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

                  SECTION 13.5. LIMITATION OF LIABILITY.

                  (a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee's gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each of the Borrower and the Subsidiary Guarantors hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  (b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE'S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                  SECTION 13.6. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, subject to any requirement of notice provided in the Orders, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of each Loan Party against any and all of the Secured Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Secured Obligations may be unmatured. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 13.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

                  SECTION 13.7. SHARING OF PAYMENTS, ETC.

                  (a) Subject to clause (d) below, if any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 13.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section
13.3 (Costs and Expenses) or 13.4 (Indemnities) (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) or otherwise receives any Collateral or any Proceeds of Collateral (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section
13.6 (Right of Set-off)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Revolving Credit Lenders or the Term Loan Lenders, as applicable, such Lender (a "Purchasing Lender") shall forthwith purchase from the other Lenders (each, a "Selling Lender") such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

                  (b) Subject to clause (d) below, if all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender's ratable share (according to the proportion of (i) the amount of such Selling Lender's required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

                  (c) Subject to clause (d) below, the Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 13.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  (d) Until the Discharge of Revolving Credit Obligations shall have occurred, (i) any payment received by any party hereto at any time in contravention of this Agreement and (ii) any Collateral or proceeds thereof or any payment received by any Secured Party from proceeds of any Collateral shall be segregated and held in trust and forthwith paid over to the Administrative Agent for application in accordance with Section 2.13(g) in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Administrative Agent is hereby authorized to make any such endorsements as agent for any such Secured Party. This authorization is coupled with an interest and is irrevocable.

                  SECTION 13.8. NOTICES, ETC.

                  (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:


                          (i) if to the Borrower:

                                    Friedman's Inc.
                                    171 Crossroads Parkway
                                    Savannah, Georgia 31422
                                    Attention:  Ken Maher, Chief Financial Officer
                                                Steven Moore, General Counsel
                                    Telecopy no: 912 201 6609
                                    Electronic Mail Address: kmaher@friedmans.com
                                                             smoore@friedmans.com

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036
                                    Attention:  Lawrence D. Frishman
                                    Telecopy No.: (917) 777-3513
                                    Electronic Mail Address: Lfrishma@skadden.com

                           (ii) if to any Lender, at its Domestic Lending
         Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;

                           (iii) if to any Issuer, at the address set forth opposite its name on Schedule II; and

                           (iv) if to the Administrative Agent or the Swing
         Loan Lender:

                                    Citicorp USA, Inc.
                                    388 Greenwich Street, 19th Floor
                                    New York, New York  10013
                                    Attention:  Thomas Halsch
                                    Telecopy no:  (212) 816-2613
                                    Electronic Mail Address: thomas.halsch@citigroup.com

                                    with a copy to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York  10153-0119
                                    Attention:  Morgan Bale
                                    Telecopy no:     (212) 310-8007
                                    Electronic Mail Address:  morgan.bale@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

                  (b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or XII (The Administrative Agent) shall not be effective until received by the Administrative Agent.

                  (c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

                  SECTION 13.9. NO WAIVER; REMEDIES. No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 13.10. BINDING EFFECT; AMENDMENT AND RESTATEMENT.

                  (a) Subject to Section 3.1, this Agreement shall become effective when it shall have been executed by the Borrower, each Subsidiary Guarantor and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Subsidiary Guarantor, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrower and each Subsidiary Guarantor shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders.

                  (b) On the Effective Date, the Original DIP Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Original DIP Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrowers of the "Obligations" under and as defined in the Original DIP Credit Agreement (whether or not such "Obligations" are contingent as of the Effective Date),
(ii) the Guaranty under and as defined in the Original DIP Credit Agreement and the grant by the Loan Parties of the security interests and liens in favor of the Administrative Agent, (iii) the representations and warranties made by the Borrowers prior to the Effective Date and (iv) any action or omission performed or required to be performed pursuant to such Original DIP Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Original DIP Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any "Default" or "Event of Default" under and as defined in the Original DIP Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the security interests, obligations and liabilities existing under the Original DIP Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

                  (c) The terms and conditions of this Agreement and the Administrative Agent's, the Lenders' and the Issuers' rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Original DIP Credit Agreement and the Notes issued thereunder.

                  (d) On and after the Effective Date, (i) all references to the Original DIP Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Original DIP Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Original DIP Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original DIP Credit Agreement, as amended and restated hereby.

                  (e) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.

                  (f) Each of the Loan Parties agrees and acknowledges that its respective guaranty and grant of security interests contained in the Original DIP Credit Agreement shall remain in full force and effect and shall extend to all the Obligations after giving effect to this Agreement.

                  SECTION 13.11. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York and, to the extent applicable, the Bankruptcy Code.

                  SECTION 13.12. SUBMISSION TO JURISDICTION; SERVICE OF
PROCESS.

                  (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower and each Subsidiary Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                  (b) The Borrower and each Subsidiary Guarantor hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower or the Subsidiary Guarantor, as the case may be, at its address specified in Section
13.8. The Borrower and each Subsidiary Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (c) Nothing contained in this Section 13.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

                  (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

                  SECTION 13.13. WAIVER OF JURY TRIAL. EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS, THE BORROWER AND THE SUBSIDIARY GUARANTORS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

                  SECTION 13.14. MARSHALING; PAYMENTS SET ASIDE. None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower, any Subsidiary Guarantor or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  SECTION 13.15. SECTION TITLES. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

                  SECTION 13.16. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

                  SECTION 13.17. ENTIRE AGREEMENT. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

                  SECTION 13.18. CONFIDENTIALITY. Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's or the Administrative Agent's, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender's or the Administrative Agent's, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicle grantees of any option described in Section 13.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section
13.18. Notwithstanding any other provision in this Agreement, the Borrower and the Administrative Agent hereby agree that each of the Borrower, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Arranger (and each of their respective employees, representatives and agents and each of the officers, directors, employees, accountants, attorneys and other advisors of any of them) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

                           [SIGNATURE PAGES FOLLOW]

           [SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]


           [SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                               FRIEDMAN'S INC.,
                                               as Borrower

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary


                                               FI STORES LIMITED PARTNERSHIP,
                                                    as a Subsidiary Guarantor

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary


                                               FRIEDMAN'S MANAGEMENT CORP.,
                                                    as a Subsidiary Guarantor

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary


                                               FRIEDMAN'S FLORIDA PARTNERSHIP,
                                                    as a Subsidiary Guarantor

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary


                                               FRIEDMAN'S HOLDING CORP.,
                                                    as a Subsidiary Guarantor

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary


                                               FCJV HOLDING CORP.,
                                                    as a Subsidiary Guarantor

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary


                                               FRIEDMAN'S INVESTMENTS LLC,
                                                    as a Subsidiary Guarantor

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary


                                               FRIEDMAN'S BENEFICIARY INC.,
                                                    as a Subsidiary Guarantor

                                               By: /s/ C. Steven Moore
                                                   ---------------------------
                                                   Name:  C. Steven Moore
                                                   Title: Secretary

                                               CITICORP USA, INC.,
                                                  as Administrative Agent, Term
                                                  Loan Lender, Revolving Credit
                                                  Lender and Swing Loan Lender

                                               By: /s/ Sebastien Delasnerie
                                                   ---------------------------
                                                   Name:  SEBASTIEN DELASNERIE
                                                   Title: Vice President

                                               CITIBANK, N.A.,
                                                  as Issuer

                                               By: /s/ Sebastien Delasnerie
                                                   ---------------------------
                                                   Name:  SEBASTIEN DELASNERIE
                                                   Title: Vice President


                               TABLE OF CONTENTS

                                                                                                                                Page


Article I         Definitions, Interpretation And Accounting Terms......................................2

         Section 1.1.          Defined Terms............................................................2

         Section 1.2.          Computation of Time Periods.............................................36

         Section 1.3.          Accounting Terms and Principles.........................................36

         Section 1.4.          Certain Terms...........................................................36

Article II        The Facilities.......................................................................37

         Section 2.1.          The Commitments.........................................................37

         Section 2.2.          Borrowing Procedures....................................................38

         Section 2.3.          Swing Loans.............................................................39

         Section 2.4.          Letters of Credit.......................................................41

         Section 2.5.          Reduction and Termination of the Commitments............................45

         Section 2.6.          Repayment of Loans......................................................46

         Section 2.7.          Evidence of Debt........................................................46

         Section 2.8.          Optional Prepayments....................................................46

         Section 2.9.          Mandatory Prepayments...................................................46

         Section 2.10.         Interest................................................................48

         Section 2.11.         Conversion/Continuation Option..........................................49

         Section 2.12.         Fees....................................................................50

         Section 2.13.         Payments and Computations...............................................51

         Section 2.14.         Special Provisions Governing Eurodollar Rate Loans......................54

         Section 2.15.         Capital Adequacy........................................................55

         Section 2.16.         Taxes...................................................................56

         Section 2.17.         Substitution of Lenders.................................................57

         Section 2.18.         Change of Lending Office................................................58

         Section 2.19.         Conversion of Term Loans................................................58

Article III       Conditions To Loans And Letters Of Credit............................................59

         Section 3.1.          Conditions Precedent to the Effective Date..............................59

         Section 3.2.          Conditions Precedent to Each Loan and Letter of Credit..................60

         Section 3.3.          Determination of Effective Date.........................................61

Article IV        Representations and Warranties.......................................................62

         Section 4.1.          Corporate Existence; Compliance with Law................................62

         Section 4.2.          Corporate Power; Authorization; Enforceable Obligations.................62

         Section 4.3.          Ownership of Borrower; Subsidiaries.....................................63

         Section 4.4.          Financial Statements....................................................64

         Section 4.5.          Material Adverse Change.................................................64

         Section 4.6.          Litigation..............................................................64

         Section 4.7.          Taxes...................................................................64

         Section 4.8.          Full Disclosure.........................................................65

         Section 4.9.          Margin Regulations......................................................65

         Section 4.10.         No Burdensome Restrictions; No Defaults.................................65

         Section 4.11.         Investment Company Act; Public Utility Holding Company Act..............66

         Section 4.12.         Use of Proceeds.........................................................66

         Section 4.13.         Insurance...............................................................67

         Section 4.14.         Labor Matters...........................................................67

         Section 4.15.         ERISA...................................................................67

         Section 4.16.         Environmental Matters...................................................68

         Section 4.17.         Intellectual Property...................................................68

         Section 4.18.         Title; Real Property....................................................69

         Section 4.19.         Secured, Super Priority Obligations.....................................69

         Section 4.20.         Deposit Accounts; Control Accounts......................................70

         Section 4.21.         Title; No Other Liens...................................................70

         Section 4.22.         Pledged Collateral......................................................70

         Section 4.23.         Intellectual Property...................................................71

Article V         Financial Covenants..................................................................72

         Section 5.1.          Minimum EBITDAR.........................................................72

         Section 5.2.          Capital Expenditures....................................................73

Article VI        Reporting Covenants..................................................................74

         Section 6.1.          Financial Statements....................................................74

         Section 6.2.          Default Notices.........................................................76

         Section 6.3.          Litigation..............................................................76

         Section 6.4.          Asset Sales.............................................................76

         Section 6.5.          SEC Filings; Press Releases.............................................77

         Section 6.6.          Labor Relations.........................................................77

         Section 6.7.          Tax Returns.............................................................77

         Section 6.8.          Insurance...............................................................77

         Section 6.9.          ERISA Matters...........................................................77

         Section 6.10.         Environmental Matters...................................................78

         Section 6.11.         Borrowing Base Determination............................................79

         Section 6.12.         Customer Contracts......................................................79

         Section 6.13.         Tax Reporting...........................................................79

         Section 6.14.         Bankruptcy Court........................................................80

         Section 6.15.         Other Information.......................................................80

Article VII       Affirmative Covenants................................................................80

         Section 7.1.          Preservation of Corporate Existence, Etc................................80

         Section 7.2.          Compliance with Laws, Etc...............................................80

         Section 7.3.          Conduct of Business.....................................................80

         Section 7.4.          Payment of Taxes, Etc...................................................80

         Section 7.5.          Maintenance of Insurance................................................80

         Section 7.6.          Access..................................................................81

         Section 7.7.          Keeping of Books........................................................81

         Section 7.8.          Maintenance of Properties, Etc..........................................81

         Section 7.9.          Application of Proceeds.................................................81

         Section 7.10.         Environmental...........................................................81

         Section 7.11.         Additional Collateral and Guaranties....................................82

         Section 7.12.         Control Accounts; Approved Deposit Accounts.............................83

         Section 7.13.         Landlord Waivers and Bailee's Letters...................................84

         Section 7.14.         Plan of Reorganization..................................................85

Article VIII      Negative Covenants...................................................................85

         Section 8.1.          Indebtedness............................................................85

         Section 8.2.          Liens, Etc..............................................................86

         Section 8.3.          Investments.............................................................87

         Section 8.4.          Sale of Assets..........................................................88

         Section 8.5.          Restricted Payments.....................................................89

         Section 8.6.          Restriction on Fundamental Changes......................................89

         Section 8.7.          Change in Nature of Business............................................89

         Section 8.8.          Transactions with Affiliates............................................89

         Section 8.9.          Restrictions on Subsidiary Distributions; No New Negative Pledge........90

         Section 8.10.         Restrictions on Modification of Certain Documents and Optional
                               Prepayments.............................................................90

         Section 8.11.         Accounting Changes; Fiscal Year.........................................91

         Section 8.12.         Margin Regulations......................................................91

         Section 8.13.         Sale/Leasebacks.........................................................91

         Section 8.14.         No Speculative Transactions.............................................91

         Section 8.15.         Compliance with ERISA...................................................91

         Section 8.16.         Environmental...........................................................91

         Section 8.17.         Chapter 11 Claims.......................................................91

         Section 8.18.         The Orders..............................................................92

         Section 8.19.         Disputed Claims.........................................................92

Article IX        Events Of Default....................................................................92

         Section 9.1.          Events of Default.......................................................92

         Section 9.2.          Remedies................................................................94

         Section 9.3.          Actions in Respect of Letters of Credit.................................95

         Section 9.4.          Rescission..............................................................95

         Section 9.5.          Option to Purchase......................................................96

Article X         Guaranty.............................................................................96

         Section 10.1.         The Guaranty............................................................96

         Section 10.2.         Nature of Liability.....................................................97

         Section 10.3.         Independent Obligation..................................................97

         Section 10.4.         Authorization...........................................................97

         Section 10.5.         Reliance................................................................98

         Section 10.6.         Subordination...........................................................98

         Section 10.7.         Waiver..................................................................98

         Section 10.8.         Limitation on Enforcement...............................................99

Article XI        Security.............................................................................99

         Section 11.1.         Security................................................................99

         Section 11.2.         Perfection of Security Interests.......................................101

         Section 11.3.         Rights of Lender; Limitations on Lenders' Obligations..................102

         Section 11.4.         Covenants of the Loan Parties with Respect to Collateral...............103

         Section 11.5.         Performance by Agent of the Loan Parties' Obligations..................107

         Section 11.6.         Limitation on Agent's Duty in Respect of Collateral....................107

         Section 11.7.         Remedies, Rights Upon Default..........................................108

         Section 11.8.         The Administrative Agent's Appointment as Attorney-in-Fact.............110

         Section 11.9.         Modifications..........................................................111

Article XII       The Administrative Agent; The Arranger..............................................112

         Section 12.1.         Authorization and Action...............................................112

         Section 12.2.         Agent's Reliance, Etc..................................................113

         Section 12.3.         Posting of Approved Electronic Communications..........................113

         Section 12.4.         The Administrative Agent Individually..................................114

         Section 12.5.         Lender Credit Decision.................................................115

         Section 12.6.         Indemnification........................................................115

         Section 12.7.         Successor Agent........................................................115

         Section 12.8.         Concerning the Collateral and the Collateral Documents.................116

         Section 12.9.         Collateral Matters Relating to Related Obligations.....................117

Article XIII      Miscellaneous.......................................................................118

         Section 13.1.         Amendments, Waivers, Etc...............................................118

         Section 13.2.         Assignments and Participations.........................................121

         Section 13.3.         Costs and Expenses.....................................................125

         Section 13.4.         Indemnities............................................................126

         Section 13.5.         Limitation of Liability................................................128

         Section 13.6.         Right of Set-off.......................................................128

         Section 13.7.         Sharing of Payments, Etc...............................................128

         Section 13.8.         Notices, Etc...........................................................129

         Section 13.9.         No Waiver; Remedies....................................................131

         Section 13.10.        Binding Effect; Amendment and Restatement..............................131

         Section 13.11.        Governing Law..........................................................132

         Section 13.12.        Submission to Jurisdiction; Service of Process.........................132

         Section 13.13.        Waiver of Jury Trial...................................................133

         Section 13.14.        Marshaling; Payments Set Aside.........................................133

         Section 13.15.        Section Titles.........................................................133

         Section 13.16.        Execution in Counterparts..............................................133

         Section 13.17.        Entire Agreement.......................................................134

         Section 13.18.        Confidentiality........................................................134

SCHEDULES

Schedule I        -     Commitments
Schedule II       -     Applicable Lending Offices and Addresses for Notices
Schedule 1.1      -     Permitted Transactions
Schedule 2.19     -     Conversion of Term Loans
Schedule 4.2      -     Consents
Schedule 4.3      -     Ownership of Subsidiaries
Schedule 4.6      -     Litigation
Schedule 4.7      -     Taxes
Schedule 4.14     -     Labor Matters
Schedule 4.15     -     List of Plans
Schedule 4.16     -     Environmental Matters
Schedule 4.18     -     Real Property
Schedule 4.20     -     Deposit Accounts and Control Accounts
Schedule 4.22     -     Pledged Collateral
Schedule 4.23     -     Intellectual Property
Schedule 8.1      -     Existing Indebtedness
Schedule 8.2      -     Existing Liens
Schedule 8.3      -     Existing Investments
Schedule 8.8      -     Affiliate Transactions
Schedule 11.1     -     Commercial Tort Claims

EXHIBITS

Exhibit A         -     Form of Assignment and Acceptance
Exhibit B-1       -     Form of Revolving Credit Note
Exhibit B-2             Form of Term Note
Exhibit C         -     Form of Notice of Borrowing
Exhibit D         -     Form of Swing Loan Request
Exhibit E         -     Form of Letter of Credit Request
Exhibit F         -     Form of Borrowing Base Certificate
Exhibit G         -     Form of Notice of Conversion or Continuation
Exhibit H-1       -     Form of Opinion of Counsel for the Loan Parties
Exhibit H-2             Form of Opinion of General Counsel for the Loan Parties
Exhibit I         -     Form of Compliance Certificate
Exhibit J         -     Final Order
Exhibit K         -     Form of Deposit Account Control Agreement
Exhibit L         -     Form of Securities Account Control Agreement
Exhibit M         -     Form of Pledge Amendment
Exhibit N         -     Form of Joinder Agreement
Exhibit O         -     Form of Availability Reserve Certificate

                                 SCHEDULE 1.1

                            PERMITTED TRANSACTIONS

"Permitted Transactions" means each and any of the following (provided no Default or Event of Default has occurred and is continuing):

(a) Leases and Contracts. The assumption or rejection by the Loan Parties of such pre-petition leases and pre-petition contracts as the Borrower from time to time considers to be necessary or desirable in its reasonable judgment;

(b) Store Rationalization Program/GOB Sales. Closures by the Loan Parties of up to such number of stores as has been disclosed to the Administrative Agent by the Borrower prior to the date hereof and the sale at arms' length terms by the Loan Parties of assets (including, without limitation, inventory, fixtures and equipment) in connection therewith;

(c) Slow-Moving Inventory Sales. Clearance sales, bulk sales or other dispositions of slow-moving inventory of the Loan Parties at arms' length terms;

(d) Vendor Lien Program. (i) The assumption by the Loan Parties of the Borrower's pre-petition Vendor Lien Program with such changes thereto as the Borrower deems necessary or desirable in its reasonable judgment; provided, that (A) all Liens thereunder shall be fully subordinated to the Administrative Agent's Liens on any Collateral subject thereto to at least the same extent such Liens were subordinated to the obligations of and Liens granted by the Loan Parties in respect of the Existing Credit Agreement and
(B) such program as so assumed does not require the Loan Parties to make any payments of any prepetition claims not permitted by the following clause (ii) or clause (iii); (ii) the payment by the Loan Parties of (A) up to $4,754,000 in respect of the standstill amount of prepetition obligations under the prepetition Vendor Lien Program and (B) up to $19,000,000 of additional prepetition obligations under the Vendor Lien Program pursuant to a payment plan which shall be reasonably acceptable to the Administrative Agent and the Borrower (which balance may in any event be paid in connection with the consummation of a Plan of Reorganization); and (iii) the payment by the Loan Parties to vendors in respect of prepetition amounts under the Vendor Lien Program (to the extent not paid pursuant to clause (ii) above) of an aggregate amount equal to the sum of (x) the amount for which the applicable vendors shall have extended post-petition trade terms of not less than 60 days (unless the Administrative Agent shall have approved a shorter period with respect thereto), (y) an amount (determined pursuant to a methodology approved in advance by the Administrative Agent) attributable to Inventory provided to the Loan Parties on consignment by the applicable vendors; and (z) an amount equal to the credit extended to any Loan Party by vendors in exchange for unsold Inventory which has been returned to the applicable vendors and which credit is to be applied by the Loan Parties against simultaneous or future purchases of inventory from such vendors; provided, that in each case pursuant to this clause (iii), the Available Credit (immediately after giving effect to any proposed payment pursuant to this clause (iii)) shall be at least $10,000,000. The foregoing shall not limit the rights of any vendor to seek payment of any unpaid secured claims held by it under the Vendor Lien Program in connection with the consummation of a Plan of Reorganization with respect to the Loan Parties; and

(e) Crescent. (i) The assumption or rejection by the Loan Parties of leases and executory contracts with Crescent Jewelers, Inc., Crescent Jewelers or any of their respective subsidiaries (collectively, the "Crescent Parties"), with such changes thereto as the Borrower deems necessary or advisable in its reasonable judgment; and (ii) the Loan Parties, so long as no additional investments are made by the Borrower or the Subsidiary Guarantors in the Crescent Parties, may take such other actions as the Borrower deems necessary or desirable in its reasonable judgment in respect of the Loan Parties' contracts with, claims against, and investments in, the Crescent Parties, including, without limitation, sales, releases, settlements or conversions to equity, as applicable, of any of the foregoing.

                                 SCHEDULE 2.19

                           CONVERSION OF TERM LOANS


I.       Conversion of Term Loans

A.       Defined Terms

         Capitalized terms not otherwise defined herein shall have such meanings as set forth in the Agreement. In addition, the following additional terms shall be defined as follows:

         "Fully Diluted Basis" means with respect to the amount of Equity Equivalents to be issued, distributed or paid by the reorganized Borrower pursuant to a Plan of Reorganization after giving effect to the assumed exercise of rights of any party to acquire such Equity Equivalents, by means of warrants, options, subscription rights, conversion rights attached or attendant to any other equity or debt securities or otherwise, excepting only customary management stock incentive arrangements not exceeding 15% of the total Equity Equivalents on a fully diluted basis as provided above in this definition.

         "Harbert Sponsored Plan" means a Plan of Reorganization of which (i) Harbert is the "plan sponsor" or "plan investor" and (ii) Harbert has approved of all of the material terms and conditions of such Plan of Reorganization and the related disclosure statement.

         "Equity Equivalents" means (a) in the case of a Plan of Reorganization which is a Harbert Sponsored Plan, shares of common stock of the Borrower; and (b) in the case of a Plan of Reorganization which is not a Harbert Sponsored Plan, all cash and equity or debt securities of any kind (including, without limitation, equity shares of any class, notes, options, warrants, securities exchangeable into or exercisable for such equity or debt securities, puts, calls, rights or other commitments or agreements obligating the Borrower to issue, deliver, sell, repurchase or redeem any equity or debt securities) distributed, issued or subscribed to any Person pursuant to such Plan of Reorganization; provided that in no event shall Equity Equivalents be deemed to include any of the following: (i) any distributions (other than shares of common stock) to any creditor that is a Governmental Authority; (ii) any distributions in respect of any post-petition claim; (iii) any distributions of litigation proceeds or claims; (iv) any distributions made in respect of the pre-petition Indebtedness secured by the Chief Executive Office and incurred to finance the acquisition thereof; and (v) any distributions of options, warrants, securities exchangeable into or exercisable for or other rights to acquire any shares of common stock of the Borrower to the extent issued pursuant to any management stock option or other management incentive arrangements.

         "POR Value of Equity" means the value of the Equity Equivalents calculated by taking the midpoint of the range of total enterprise value estimates upon which the Plan of Reorganization is premised (as disclosed in the disclosure statement accompanying such Plan of Reorganization and approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code) less thirty-five million dollars ($35,000,000.00).

         "Term Loan Termination Amount" means $25,000,000.00.

B.       Conversion of Term Loan

         On the effective date of a Plan of Reorganization and subject to the prior Discharge of the Revolving Credit Obligations the Term Lenders shall have the following rights respecting the conversion of the Term Loan:

         (a) If the Plan of Reorganization is a Harbert Sponsored Plan, then the Term Loan shall convert into a portion of each form of Equity Equivalents, on a Fully Diluted Basis, such that the Term Lenders, as a result of the conversion, shall receive a percentage of each form of Equity Equivalents equal to the quotient of (x) the then outstanding principal amount of the Term Loan divided by (y) ninety percent (90%) of the POR Value of Equity, provided, however, that to the extent the Borrower has prepaid or repaid a portion of the Term Loan pursuant to Section 2.9 of the Agreement, other then in connection with a Core 363 Sale, the numerator shall include such repaid amounts as the Term Lenders, at their option, contribute to the Borrower solely for purposes of the conversion.

         (b) If the Plan of Reorganization is not a Harbert Sponsored Plan, then the Term Lenders shall have the option to:

                  (i) Require the repayment, in cash, upon the consummation of such Plan of Reorganization of the then outstanding principal amount of the Term Loan (plus accrued and unpaid interest and fees thereon) plus the Applicable Term Loan Repayment Fee; or

                  (ii) Convert the Term Loan into a portion of each form of Equity Equivalents, on a Fully Diluted Basis, such that the Term Lenders, as a result of the conversion, shall receive a percentage of each form of Equity Equivalents equal to the greater of:

                           (1) the quotient of (x) the then outstanding
                  principal amount of the Term Loan divided by (y) eighty percent (80%) of the POR Value of Equity provided, however, that to the extent the Borrower has prepaid or repaid a portion of the Term Loan pursuant to Section 2.9 of the Agreement, other then in connection with a Core 363 Sale, the numerator shall include such repaid amounts as the Term Lenders, at their option, contribute to the Borrower solely for purposes of the conversion; and

                           (2) twenty-five percent (25%).

C.       Further Assurances

         The Borrower hereby agree that, unless otherwise consented to by the Term Lenders in writing, the Borrower shall not file with the Bankruptcy Court, or give its support for, a Plan of Reorganization containing terms or conditions that contravene the express rights and obligations of the parties set forth in this Schedule 2.19.